As filed with the Securities and Exchange Commission on April 25, 2018

Registration No. 333-224315

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

To

FORM S-l

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Onconova Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	22-3627252
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

375 Pheasant Run
Newtown, PA 18940
(267) 759-3680
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ramesh Kumar, Ph.D.
President and Chief Executive Officer
Onconova Therapeutics, Inc.
375 Pheasant Run
Newtown, PA 18954
(267) 759-3680
(Name, address, including zip code, and telephone number including area code, of agent for service)

Copy to:
Joanne R. Soslow	Steven M. Skolnick
Morgan, Lewis & Bockius LLP	Michael J. Lerner
1701 Market Street	Lowenstein Sandler LLP
Philadelphia, PA 19103	1251 Avenue of the Americas
(215) 963-5000	New York, New York 10022
(212) 262-6700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(2)
Units, each Unit consisting of one share of common stock, par value $0.01 per share (“Common Stock”), and one warrant (“Warrant”) to purchase [0.025] share of Series B Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”)(3)	$17,250,000	$2,147.63
(i) Common Stock included in the Units(4)	Included with the Units above	—
(ii) Warrants included in the Units(4)	Included with the Units above	—
Pre-Funded Units in lieu of Units, each Pre-Funded Unit consisting of one pre-funded warrant (“Pre-Funded Warrant”) to purchase one share of Common Stock and one Warrant to purchase [0.025] share of Series B Preferred Stock(3)	Included with the Units above	—
(i) Pre-Funded Warrants included in the Pre-Funded Units(4)	Included with the Units above	—
(ii) Warrants included in the Pre-Funded Units(4)	Included with the Units above	—
Shares of Series B Preferred Stock underlying Warrants included in the Units and Pre-Funded Units	$17,250,000	$2,147.63
Shares of Common Stock underlying Pre-Funded Warrants included in the Pre-Funded Units(3)	Included with the Units above	—
Total	$34,500,000	$4,295.25	(5)

(1)  Estimated solely for purposes of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”). Includes securities subject to the underwriter’s option to purchase additional securities.

(2)  Pursuant to Rule 416 under the Securities Act, the shares of Common Stock registered hereby also include an indeterminate number of additional shares of Common Stock as may, from time to time, become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)  The proposed maximum aggregate offering price of the Units and Pre-Funded Units (including the Common Stock issuable upon exercise of the Pre-Funded Warrants included in the Pre-Funded Units), if any, is $17,250,000 and includes the offering price of any additional shares of Common Stock and Warrants that the underwriter has an option to purchase.

(4)  No additional registration fee is payable pursuant to Rule 457(i) under the Securities Act.

(5)  The registrant previously paid $4,429.49 in connection with the initial filing of the Registration Statement and the filing of Amendment No. 1.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant files a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Securities and Exchange Commission declares our registration statement effective. This preliminary prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated April 25, 2018

PRELIMINARY PROSPECTUS

Onconova Therapeutics, Inc.

Up to 26,785,714 Units (each Unit contains one Share of Common Stock and one Warrant to purchase 0.025 share of Series B Convertible Preferred Stock

Up to 26,785,714 Pre-Funded Units (each Pre-Funded Unit contains one Pre-Funded Warrant to purchase one Share of Common Stock and one Warrant to purchase 0.025 share of Series B Convertible Preferred Stock)

(Up to 669,643 Shares of Series B Convertible Preferred Stock Underlying the Warrants) and

(Up to 26,785,714 Shares of Common Stock Underlying the Pre-Funded Warrants)

We are offering up to 26,785,714 Units (“Units,” each Unit consisting of one share of Common Stock, par value $0.01 per share (“Common Stock”) and one warrant (the “Warrant”) to purchase 0.025 share of our Series B Convertible Preferred Stock, par value $0.01 per share (“Series B Preferred Stock”)). Each Warrant contained in a Unit has an exercise price of $       per share of Common Stock. The Warrants contained in the Units will be exercisable immediately and will expire on the 18-month anniversary of the date (the “Charter Amendment Date”) on which we publicly announce through the filing of a Current Report on Form 8-K that the amendment to our certificate of incorporation to sufficiently increase our authorized shares of Common Stock to cover the conversion of all outstanding shares of Series B Preferred Stock into Common Stock has been filed with the Secretary of State of the State of Delaware.

We are also offering the shares of Series B Preferred Stock that are issuable from time to time upon exercise of the Warrants contained in the Units. We do not currently have a sufficient number of authorized shares of Common Stock to cover the shares issuable upon the conversion of Series B Preferred Stock. As a result, before any shares of Series B Preferred Stock can become convertible, we need to receive stockholder approval of an amendment (the “Charter Amendment”) to our Tenth Amended and Restated Certificate of Incorporation, as amended, to sufficiently increase our authorized shares of Common Stock to cover the conversion of all outstanding shares of Series B Preferred Stock into Common Stock. We have agreed in the underwriting agreement for this offering to use our reasonable efforts to obtain such approval within 45 days from the date of this prospectus, and we intend to seek such approval at a special meeting of stockholders or at our 2018 annual meeting of stockholders. We cannot assure you that we will be able to obtain requisite stockholder approval of the Charter Amendment. The Series B Preferred Stock is not convertible until the next business day after the Charter Amendment Date starting at which time each 0.025 share of the Series B Preferred Stock will be convertible into one share of Common Stock. In the event our stockholders do not approve the Charter Amendment, the Series B Preferred Stock will not be convertible into Common Stock and the value of the Warrants and the Series B Preferred Stock may be negatively affected.

We are also offering to each purchaser whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, pre-funded units (“Pre-Funded Units,” each Pre-Funded Unit consisting of one Pre-Funded Warrant (“Pre-Funded Warrant”) to purchase one share of Common Stock and one Warrant to purchase 0.025 share of Series B Preferred Stock) in lieu of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Common Stock (or at the election of the purchaser, 9.99%). Each Pre-Funded Warrant contained in a Pre-Funded Unit will be exercisable into one share of Common Stock. The purchase price of each Pre-Funded Unit will equal the price per Unit being sold to the public in this offering minus $0.01, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.01 per share of Common Stock. This offering also relates to the shares of Common Stock issuable upon exercise of any Pre-Funded Warrants contained in the Pre-Funded Units sold in this offering. Each Warrant contained in a Pre-Funded Unit has an exercise price of $      per 0.025 share of Series B Preferred Stock. The Warrants contained in the Pre-Funded Units will be exercisable immediately and will expire on the 18-month anniversary of the Charter Amendment Date. We are also offering the shares of Series B Preferred Stock that are issuable from time to time upon exercise of the Warrants contained in the Pre-Funded Units.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ONTX.” On April 20, 2018, the last reported sale price of Common Stock on the Nasdaq Capital Market was $0.56 per share. The actual offering price per Unit and Pre-Funded Unit, and the exercise price of the Warrants, as applicable, will be determined by negotiation between us and the underwriter at the time of pricing, and may be at a discount to the current market price. We do not intend to apply for listing of the Pre-Funded Warrants, the Warrants or Series B Preferred Stock on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Pre-Funded Warrants, the Warrants or Series B Preferred Stock, and we do not expect a market to develop.

For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Units and the Pre-Funded Units will not be issued or certificated. The shares of Common Stock or Pre-Funded Warrants, as the case may be, and the Warrants can only be purchased together in this offering but the securities contained in the Units or Pre-Funded Units will be issued separately.

One or more of our directors have indicated interests in purchasing approximately 10% of the Units to be sold in this offering at the public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter could determine to sell more, fewer or no Units to our director(s) in this offering, or our director(s) could determine to purchase more, fewer or no Units in this offering.

You should rely only on the information contained herein or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information.

Investing in our securities involves risks. See “Risk Factors” beginning on page 11 of this prospectus and in the documents incorporated by reference into this prospectus.

	Per Unit	Per Pre-Funded Unit	Total
Public offering price	$	$	$

Underwriting discounts and commissions (1)	$	$	$

Proceeds, before expenses, to us (2)	$	$	$

(1)  In addition, we have agreed to pay the underwriter a management fee in the amount of 1.0% of the aggregate offering price and to reimburse the underwriter for certain expenses.  See “Underwriting” for additional information.

(2)  Excludes potential proceeds from the exercise of the Warrants or the Pre-Funded Warrants being offered pursuant to this prospectus.

We have granted the underwriter the option to purchase up to 4,017,857 additional shares of Common Stock at a purchase price of $           per share and/or Warrants to purchase up to an aggregate of 100,446 shares of Series B Preferred Stock at a purchase price of $0.01 per Warrant with an exercise price of $            per 0.025 share of Series B Preferred Stock, less the underwriting discounts and commissions. The underwriter may exercise its option at any time and from time to time within 30 days from the date of this prospectus. If the underwriter exercises the option in full, the total underwriting discounts and commissions payable by us will be $            , and the total proceeds to us, before expenses, will be $            .

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriter expects to deliver the securities to purchasers on or about           , 2018.

Sole Book-Running Manager

H.C. Wainwright & Co.

The date of this prospectus is              , 2018.

i

ABOUT THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to “Onconova,” “Onconova Therapeutics,” “Company,” “we,” “us” and “our” refer to Onconova Therapeutics, Inc. and its consolidated subsidiaries. This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, which we refer to as the SEC or the Commission, utilizing a registration process. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus before making a decision whether to invest in our securities. You should also read and consider the information contained in the exhibits filed with our registration statement, of which this prospectus is a part, as described in “Where You Can Find More Information” in this prospectus.

You should rely only on the information contained in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. Neither we nor the underwriter have authorized anyone to provide you with different information. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be.

PROSPECTUS SUMMARY

The following summary highlights certain information contained elsewhere in this prospectus and the documents incorporated by reference herein. This summary does not contain all the information you will need in making your investment decision. You should carefully read this entire prospectus and the documents incorporated by reference herein. You should pay special attention to the “Risk Factors” section of this prospectus and the financial statements and other information incorporated by reference in this prospectus.

Our Business

Overview

We are a clinical-stage biopharmaceutical company focused on discovering and developing novel small molecule product candidates primarily to treat cancer. Using our proprietary chemistry platform, we have created a library of targeted agents designed to work against cellular pathways important to cancer cells. We believe that the product candidates in our pipeline have the potential to be efficacious in a variety of cancers. We have one Phase 3 clinical-stage product candidate and two other clinical-stage product candidates (one of which is being developed for treatment of acute radiation syndromes) and several preclinical programs. Substantially all of our current effort is focused on our lead product candidate, rigosertib. Rigosertib is being tested in an intravenous formulation as a single agent, and an oral formulation in combination with azacitidine, in clinical trials for patients with higher-risk myelodysplastic syndromes (“MDS”).

In December 2015, we enrolled the first patient into our INSPIRE trial, a randomized controlled Phase 3 clinical trial of intravenous rigosertib (“rigosertib IV”) in a population of patients with higher-risk MDS after failure of hypomethylating agent (“HMA”) therapy. The primary endpoint of INSPIRE is overall survival. An interim analysis of the trial was performed in January 2018 and we anticipate reporting topline data from the INSPIRE trial in the first half of 2019.

Our net losses were $24.1 million and $19.7 million for the years ended December 31, 2017 and 2016, respectively. As of December 31, 2017, we had an accumulated deficit of $362.3 million.

Rigosertib

Rigosertib is a small molecule that we believe blocks cellular signaling by targeting RAS effector pathways. This is believed to be mediated by the interaction of rigosertib to the RAS-binding domain (“RBD”), found in many RAS effector proteins, including the Raf and PI3K kinases. We believe this mechanism of action provides a new approach to block the interactions between RAS and its targets containing RBD sites. Rigosertib is currently being tested in clinical trials as a single agent, and in combination with azacitidine, in patients with MDS. We have enrolled more than 1,300 patients in rigosertib clinical trials for MDS and other conditions. We were a party to a license and development agreement with Baxalta (as defined below), which granted Baxalta certain rights to commercialize rigosertib in Europe. The Baxalta agreement was terminated on August 30, 2016, at which time the European rights reverted to us at no cost. We are party to a collaboration agreement with SymBio, which grants SymBio certain rights to commercialize rigosertib in Japan and Korea. We are party to a license agreement with Pint Pharma International SA (“Pint”), which grants Pint certain rights to commercialize rigosertib in Latin America. We have retained development and commercialization rights to rigosertib in the rest of the world, including in the United States and Europe, although we could consider licensing commercialization rights to other territories as we continue to seek additional funding. Previously we were a party to a license and development agreement with Baxalta (as defined below), which granted Baxalta certain rights to commercialize rigosertib in Europe. The Baxalta agreement was terminated on August 30, 2016, at which time the European rights reverted to us at no cost.

The table below summarizes our rigosertib clinical stage programs.

Rigosertib IV for higher-risk MDS

We are developing an IV version of rigosertib for the treatment of higher-risk MDS following the failure of HMA therapy. In early 2014, we announced topline survival results from our “ONTIME” trial, a multi-center Phase 3 clinical trial of rigosertib IV as a single agent versus best supportive care including low dose Ara-C. The ONTIME trial did not meet its primary endpoint of an improvement in overall survival in the intent-to-treat population, although improvements in median overall survival were observed in various pre-specified and exploratory subgroups of higher-risk MDS patients. As a result, additional clinical work is on-going.

During 2014 and 2015, we held meetings with the U.S. Food and Drug Administration (“FDA”), European Medicines Agency (“EMA”), and several European national regulatory authorities to discuss and seek guidance on a path for approval of rigosertib IV in higher-risk MDS patients whose disease had failed HMA therapy. After discussions with the FDA and EMA, we refined our patient eligibility criteria by defining what we believe to be a more homogenous patient population. After regulatory feedback, input from key opinion leaders in the U.S. and Europe and based on learnings from the ONTIME study, we designed a new randomized controlled Phase 3 trial, referred to as INSPIRE. The INSPIRE trial is enrolling higher-risk MDS patients under 82 years of age who have progressed on, relapsed, or failed to respond to, previous treatment with HMAs within nine months or nine cycles over the course of one year after initiation of HMA therapy, and had their last dose of HMA within six months prior to enrollment in the trial. Patients are randomized to either rigosertib with best supportive care, or the physician’s choice of therapy with best supportive care. The primary endpoint of this study is the sequential analysis of overall survival of all randomized patients in the intent-to-treat (“ITT”) population and the International Prognostic Scoring System- Revised (IPSS-R) Very High Risk subgroup. The first patient in the INSPIRE trial was enrolled at the MD Anderson Cancer Center in December 2015, the first patient in Europe was enrolled in March, 2016, and the first patient in Japan was enrolled in July, 2016.

Enrollment for the INSPIRE Phase 3 trial for second-line higher-risk MDS patients is highly selective with stringent entry criteria as outlined above. Currently, the INSPIRE study has opened approximately 175 trial sites in 22 countries across four continents, and has enrolled more than 170 patients. Our partner, SymBio Pharmaceuticals, has opened more than 30 sites in Japan. The selection of countries and trial sites is carefully undertaken to ensure availability of appropriate patients meeting eligibility criteria. Since these criteria are purposely designed to be narrow and selective, extensive site screening and education is integral to our plan. At launch, the INSPIRE trial was expected to enroll 225 patients and the outcome is measured by overall survival.

The INSPIRE trial included a pre-planned interim analysis triggered by 88 events (deaths), which occurred in December 2017. The statistical analysis plan (“SAP”) for the INSPIRE trial featured an adaptive trial design, permitting several options following the interim analysis, which included continuation of the trial as planned, discontinuation of the trial for futility or safety, trial expansion using pre-planned sample size re-estimation, and trial continuation for only the pre-defined treatment subgroup of patients classified as Very High Risk (“VHR”) based on the IPSS-R.

After review of the interim data, in January 2018 the Independent Data Monitoring Committee (“DMC”) recommended continuation of the trial with a one-time expansion in enrollment, using a pre-planned sample size re-estimation, consistent with the SAP. As recommended by the DMC, the expanded INSPIRE study will continue to enroll eligible patients based on the current trial criteria of the overall ITT population and will increase enrollment by adding 135 patients to the original target to reach a total enrollment of 360 patients, with the aim of increasing the power of the trial. Due to the adaptive trial design and the DMC’s assessment, the INSPIRE trial will continue to analyze both the ITT and the VHR population for the primary endpoint of overall survival. The design of the trial with the expanded study enrollment will be identical to the current study design and will include the sequential analysis of the overall survival endpoint in the ITT population and if required the pre-specified VHR subgroup. The Company remains blinded to the specific interim analysis results. We anticipate reporting topline data from the INSPIRE trial in the first half of 2019.

Safety and Tolerability of rigosertib in MDS and other hematologic malignancies

A comprehensive analysis of IV and rigosertib oral safety in patients with Myelodysplastic Syndromes (MDS) and Acute Myeloid Leukemia (AML) was presented in December 2016 at the American Society of Hematology (ASH) Annual Meeting. The most commonly reported treatment-emergent adverse events (TEAEs) in > 10% of patients with MDS/AML (n= 335) receiving rigosertib intravenous (IV) monotherapy were fatigue (33%), nausea (33%), diarrhea (27%), constipation (25%), anaemia (24%) and pyrexia (24%). The most common > Grade 3 AEs were anaemia (21%), febrile neutropenia (13%), pneumonia (12%) and thrombocytopenia (11%). The most common serious AEs were febrile neutropenia (10%), pneumonia (9%), and sepsis (7%). The most common AEs leading to discontinuation of IV rigosertib were sepsis and pneumonia (3% each).

Rigosertib oral in combination with azacitidine for higher-risk MDS

We are developing rigosertib oral for use in combination with azacitidine prior to treatment with HMA therapy for higher risk MDS. In December 2016, at the American Society of Hematology (ASH) Annual Meeting, we presented Phase 1/2 data from the initial portion of an ongoing rigosertib oral and azacitidine combination trial in higher-risk MDS. 33 of 40 MDS patients enrolled were evaluable for response at the time of the analysis. The median age of patients was 66, with 73% being male. The IPSS-R distribution was: 7.5% Low, 12.5% Intermediate, 37.5% High, 32.5% Very High and 10% unknown. 76% of patients responded per 2006 International Working Group (IWG) criteria. Responses were as follows:

Response per IWG 2006

	Overall Evaluable (N=33)	No prior HMA (N-20)	Prior HMA (N=13)
Complete remission (CR)	8(24)%	7(35)%	1(8)%
Marrow CR + hematologic improvement	10(30)%	6(30)%	4(31)%
Marrow CR alone	6(18)%	3(15)%	3(23)%
Hematologic improvement alone	1(3)%	1(5)%	0
Stable disease	8(24)%	3(15)%	5(38)%
Overall IWG response	25(76)%	17(85)%	8(62)%
Clinical benefit response	19(58)%	14(70)%	5(38)%

The median duration of response was 8 months for CR, 12.3 months for marrow CR.

Safety/Tolerability of the Combination:

Based upon a comprehensive analysis of patients receiving oral rigosertib in combination with azacitidine that was presented in 2016, the combination of rigosertib oral and azacitidine was well tolerated. The most common TEAEs in > 10% of patients with MDS/AML (n=54) receiving rigosertib oral and azacitidine were nausea (41%), fatigue (39%), diarrhea (37%), constipation (37%) and dysuria (28%). The most common serious AEs were pneumonia (11%) and febrile neutropenia (7%). The most common AEs leading to discontinuation were AML (4%) and pneumonia (4%).

Next steps for rigosertib oral in combination with azacitidine for higher-risk MDS

Following an end of Phase 2 meeting with the Food and Drug Administration (FDA) in September 2016, we began development of a Phase 3 protocol. The Phase 3 trial will be designed as a global 1:1 randomized, placebo-controlled trial of rigosertib oral plus azacitidine compared to azacitidine plus oral placebo. Based on the results of the Phase 1/2 Study, full dose of azacitidine will be used in combination with rigosertib oral, as defined in the product insert for azacitidine. The patient population studied in this trial will be first-line (HMA naïve) higher-risk MDS patients. The primary endpoint for assessment of efficacy will be the composite Response Rate of complete remission (CR) + partial remission (PR,) as per the IWG 2006 Response Criteria. The trial will be under the review of a DMC. Formal FDA review may be sought via the Special Protocol Assessment (SPA) mechanism. We will not commence the Phase 3 trial without additional financing.

While the Phase 3 trial is being designed, we have expanded the Phase 1/2 trial cohort by enrolling 45 additional patients. Under a protocol expansion, we are using the expanded cohorts to explore dose optimization by increasing the dose of rigosertib oral to a total of 1120 mg in combination with full dose azacitidine and varying the dose administration scheme of rigosertib oral (560 mg 9 AM/560 mg 9 PM and 840 mg 9 AM/280 mg 9 PM) to identify an optimal dose and schedule. During this expansion, we also instituted risk-mitigation strategies, as further described below, in order to address a prior urinary adverse event of interest, hematuria. After amendments were filed with the regulatory agencies, we started the expansion phase of this trial in the U.S. sites that participated in the initial trial. Since the trial initiation, we have added additional US sites to complete enrollment of the expanded trial. The first patient was enrolled in April 2017 and as of April 2017 half of all of the planned patients have been enrolled in the expansion trial; and the trial is ongoing.

In March 2018, at the 6th International Bone Marrow Failure Disease Symposium, we presented data on the incidence of hematuria  in 37 higher-risk MDS patients receiving rigosertib oral in combination with azacitidine as part of the Phase 1/2 expanded cohort .  In the first part of the Phase 1/2 study, prior to the study expansion, of 42 patients studied with oral rigosertib 840 mg total and azacitidine, the incidence of hematuria was 48%. In 37 patients studied with oral rigosertib 1120 mg total and azacitidine in the Phase 1/2 expanded cohort, with the use of risk-mitigating strategies to minimize hematuria, the incidence of hematuria was 11%.  The study is ongoing.    The risk-mitigating strategies employed are as follows:

Risk-Mitigation Strategies to Minimize Hematuria:

2nd RIGO dose must be administered at 3 PM (±1 hour) at least 2 hours after lunch to avoid a nocturnal bladder dwell time	Oral hydration of at least two liters of fluid per day is encouraged	Mandatory bladder emptying prior to bedtime	Urine pH approximately 2 hrs after AM dose. Sodium bicarbonate suggested administration of 650 TID if pH tests < 7.5

The comparison of the hematuria results from the two parts of this study are presented below:

Hematuria Comparison Between Rigosertib Combination Therapy Parts 1 and 2:

All Patients on Combination Part 1 (Rigosertib 840 mg total & Azacitidine)	42
Patients with hematuria	20 (48%)
Patients with grade 1 or 2 hematuria	17 (40%)
Patients with grade >3 hematuria	5 (12%)

All Patients on Combination Part 2 (Rigosertib 1120 mg total) & Azacitidine) with risk-mitigation strategies	37
Patients with hematuria	4 (11%)
Patients with grade 1 or 2 hematuria	4 (11%)
Patients with grade >3 hematuria	0 (0%)

In June 2017, at the Congress of the European Hematology Association Meeting, we updated the data from the Phase 1/2 trial and highlighted results in AML patients included in this study. Response data was presented on eight evaluable patients with AML who were tested with the rigosertib and azacitidine combination. For the eight evaluable patients with AML, the combination was well tolerated and the safety profile was similar to single-agent azacitidine, based on safety information in the azacitidine FDA approved label. Based on the presented results of the combination studies, the authors concluded that continued study in AML was warranted. We will not commence further development of rigosertib oral in combination with azacitidine for AML without additional financing.

Upon completion of our Phase 1/2 study, we will submit the study results to the applicable regulatory authorities.  The final results of this study may differ from the results presented above and the applicable regulatory authorities may not agree with our analyses. We will not commence the Phase 3 trial of oral rigosertib in combination with azacitidine for higher-risk MDS or AML without additional financing.

Rigosertib oral for lower-risk MDS

We are also developing rigosertib oral as a single agent treatment for lower risk MDS. Higher-risk MDS patients suffer from a shortfall in normal circulating blood cells, or cytopenias, as well as elevated levels of cancer cells, or blasts in their bone marrow and sometimes in their peripheral blood with a significant rate of transformation to acute leukemia. Lower-risk MDS patients suffer mainly from cytopenias, that is low levels of red blood cells, white blood cells or platelets. Thus, lower-risk MDS patients depend on transfusions and growth factors or other therapies to improve their low blood counts; but have a lower rate of acute leukemic transformation.

We have explored single agent rigosertib oral as a treatment for lower-risk MDS in two Phase 2 clinical trials, 09-05 and 09-07. In December 2017, we presented data at the Annual ASH Meeting from the 09-05 Phase 2 trial. This data demonstrated a 44% rate of achieving transfusion independence in the cohort of Lower -risk MDS patients treated with rigosertib oral at a dose of 560 mg BID (1120 mg over 24 hrs). To date, Phase 2 clinical data has indicated that further study of single agent rigosertib oral in transfusion-dependent, lower-risk MDS patients is warranted. Rigosertib has been generally well tolerated, except for urinary side effects at higher dose levels. Future clinical trials will be needed to evaluate dosing and schedule modifications and their impact on efficacy and safety results of rigosertib oral in lower-risk MDS patients.

Data presented from the 09-05 trial also suggested the potential of a genomic methylation assessment of bone marrow cells to prospectively identify lower-risk MDS patients likely to respond to rigosertib oral. We therefore expanded the 09-05 trial by adding an additional cohort of 20 patients to advance the development of this genomic methylation test. To date, a biomarker which would predict response has not been identified. Further testing and development of rigosertib oral for lower-risk MDS will be required. We will not commence further development of rigosertib oral for lower-risk MDS without additional financing.

Safety and Tolerability of rigosertib oral in MDS and other hematologic malignancies

As presented at the December 2016 ASH Annual Meeting, rigosertib oral as a monotherapy was evaluated in four Phase 1 and 2 studies in MDS and other hematologic malignancies. One study is completed and a clinical study report is available. The most common TEAEs in > 10% of patients with MDS/AML (n=168) were pollakiuria (increased urinary frequency) (35%), fatigue (32%), diarrhea (26%), dysuria (29%) and haematuria (24%). The most common > Grade 3 AEs were anaemia (17%), thrombocytopenia (5%), haematuria (4%) and urinary tract infection (4%). The most common serious AE was pneumonia (6%). The most common AEs leading to discontinuation of patients receiving rigosertib oral as monotherapy were dysuria (8%), urinary tract pain (7%), haematuria (5%) and urinary frequency (5%).

In addition to the above described clinical trials, we are continuing the preclinical and chemistry, manufacturing, and control work for IV and rigosertib oral.

Rare Disease Program in “RASopathies”

Based on new mechanism of action data published last year, we are initiating a collaborative development program focusing on a group of rare diseases with a well-defined molecular basis in expression or defects involving the Ras Effector Pathways. Since “RASopathies” are rare diseases affecting young children, we are embarking on a multifaceted collaborative program involving patient advocacy, government and academic organizations. The RASopathies are a group of rare diseases which share a well-defined molecular basis in expression or defects involving Ras Effector Pathways. They are usually caused by germline mutations in genes that alter the RAS subfamily and mitogen-activated protein kinases that control signal transduction, and are among the most common genetic syndromes. Together, this group of diseases can impact more than 1 in 1000 individuals, according to RASopathiesNet.

In January 2018, we entered into a Cooperative Research and Development Agreement (CRADA) with the National Cancer Institute (NCI), part of the National Institutes of Health (NIH). Under the terms of the CRADA, the NCI will conduct research, including preclinical laboratory studies and a clinical trial, on rigosertib in pediatric cancer associated RASopathies.

As part of the CRADA, we will provide rigosertib supplies and initial funding towards non-clinical studies. The NCI will fund the majority of the research, including the cost of the clinical trial, which is expected to start in 2018. A clinical trial protocol has been developed and will be reviewed by the Institutional Review Board.

While the NCI will conduct a trial for RASopathy related cancers in pediatric patients, Onconova will focus on initiating a trial as well in Juvenile Myelomonocytic Leukemia (JMML), a well-described RASopathy affecting children which is incurable without an allogenic hematopoietic stem cell transplant.

Other Programs

The vast majority of the Company’s efforts are now devoted to the advanced stage development of rigosertib for unmet medical needs of MDS patients. Other programs are either paused, inactive or require only minimal internal resources and efforts.

Briciclib

Briciclib, another of our product candidates, is a small molecule targeting an important intracellular regulatory protein, Cyclin D1, which is often found at elevated levels in cancer cells. Cyclin D1 expression is regulated through a process termed cap-dependent translation, which requires the function of eukaryotic initiation factor 4E protein. In vitro evidence indicates briciclib binds to eukaryotic initiation factor 4E protein, blocking cap-dependent translation of Cyclin D1 and other cancer proteins, such as c-MYC, leading to tumor cell death. We have been conducting a Phase 1 multi-site dose-escalation trial of briciclib in patients with advanced solid tumors refractory to current therapies. Safety and efficacy assessments are complete in six of the seven dose-escalation cohorts of patients in this trial. As of December 2015, the Investigational New Drug (“IND”) for briciclib is on full clinical hold following a drug product lot testing failure. We will be required to undertake appropriate remedial actions prior to re-initiating the clinical trial and completing the final dose-escalation cohort.

Recilisib

Recilisib is a product candidate being developed in collaboration with the U.S. Department of Defense for acute radiation syndromes. We have completed four Phase 1 trials to evaluate the safety and pharmacokinetics of recilisib in healthy human adult subjects using both subcutaneous and oral formulations. We have also conducted animal studies and clinical trials of recilisib under the FDA’s Animal Rule, which permits marketing approval for new medical countermeasures for which conventional human efficacy studies are not feasible or ethical, by relying on evidence from adequate and well-controlled studies in appropriate animal models to support efficacy in humans when the results of those studies establish that the drug is reasonably likely to produce a human clinical benefit. Human safety data, however, is still required. Ongoing studies of recilisib, focusing on animal models and biomarker development to assess the efficacy of recilisib are being conducted by third parties with government funding. We anticipate that any future development of recilisib beyond these ongoing studies would be conducted solely with government funding or by collaboration. Use of government funds to finance the research and development in whole or in part means any future effort to commercialize recilisib will be subject to federal laws and regulations on U.S. government rights in intellectual property. Additionally, we are subject to laws and regulations governing any research contracts, grants, or cooperative agreements under which government funding was provided.

Preclinical Product Candidates

In addition to our three clinical-stage product candidates, we have several product candidates that target kinases, cellular metabolism or cell division in preclinical development. We may explore additional collaborations to further the development of these product candidates as we focus internally on our more advanced programs.

Positive preclinical data was announced at the American Association for Cancer Research (AACR) annual meeting, which took place April 1-5, 2017 in Washington, DC, for ON 123300, a first-in-class dual inhibitor of CDK4/6 + ARK5, and for ON 150030, a novel Type 1 inhibitor of FLT3 and Src pathways. We believe our CDK inhibitor is differentiated from other agents in the market (Palbociclib, Ribociclib and Abemaciclig) or in development (such as the compounds being developed by G1 Therapeutics) by its dual inhibition of CDK4/6 + ARK5. We are party to a license and collaboration agreement with HanX Biopharmaceuticals, Inc. (“HanX”), which grants HanX certain rights to commercialize ON 123300 in China. We continue to carry out research to enhance the pre-clinical data package for this compound in an attempt to seek additional partners outside of China for co-development of this novel compound.

In a preclinical Rb+ve xenograft model for breast cancer, ON 123300 activity was shown to be similar to Palbociclib (Pfizer’s Ibrance®). Moreover, based on the same preclinical model, ON 123300 may have the potential advantage of reduced neutropenia when compared to Palbociclib. Whereas both compounds resulted in decreased RBC and platelet counts in this preclinical model system, Palbociclib was found to have a more prominent and statistically significant (P< 0.05) inhibitory effect on neutrophil counts when compared to ON 123300.

In December 2017, we entered into a license and collaboration agreement with HanX Biopharmaceuticals, Inc. (“HanX”), a company focused on development of novel oncology products, for the further development, registration and commercialization of ON 123300 in Greater China. Under the terms of the agreement, we received an upfront payment, and would receive regulatory and commercial milestone payments, as well as royalties on sales in the Greater China territory. The key feature of the collaboration is that HanX will provide all funding required for Chinese IND enabling studies necessary for filing an IND with the Chinese Food and Drug Administration.  The studies would be conducted to meet the Good Laboratory Practice (“GLP”) requirements of FDA such that we could simultaneously file an IND with the US FDA.  We and HanX will oversee the IND enabling studies. We will maintain global rights outside of China.

In March 2018, Onconova and HanX completed the pre-Investigational New Drug, or pre-IND, consultation with FDA. These discussions provided guidance for the manufacturing of ON 123300 and the pre-clinical development plan for the submission of an IND application.

In April 2018, at the American Association for Cancer Research 2018 Annual Meeting, we announced an advance in pre-clinical development and the presentation of new pre-clinical data for ON 123300.  The data from preclinical studies demonstrates that there is a differential metabolism of ON 123300 in male versus female rodents. As a result, the drug exposure is almost 2-3 fold higher in female rats. Based upon preclinical animal liver microsome studies, this differential effect appears to be limited to rodents, and is not observed in preclinical studies with human liver microsomes. Based on the preclinical liver microsome metabolism data from other species, relevant species have been selected along with the dosing strategy to be implemented in GLP toxicological studies to be conducted by HanX.

CORPORATE INFORMATION

We were incorporated in Delaware in December 1998 and commenced operations in January 1999.  Our principal executive offices are located at 375 Pheasant Run, Newtown, Pennsylvania 18940, and our telephone number is (267) 759-3680. Our website address is www.onconova.com. The information on, or that can be accessed through, our website is not part of this prospectus.

THE OFFERING

Units offered by us in this offering	Up to 26,785,714 Units, each consisting of one share of Common Stock and one Warrant to purchase 0.025 share of Series B Preferred Stock.

Pre-Funded Units offered by us in this offering

We are also offering to each purchaser whose purchase of Units in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% of our outstanding Common Stock immediately following the consummation of this offering, the opportunity to purchase, if the purchaser so chooses, Pre-Funded Units (each Pre-Funded Unit consisting of one Pre-Funded Warrant to purchase one share of Common Stock and one Warrant to purchase 0.025 share of Series B Preferred Stock) in lieu of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Common Stock (or at the election of the purchaser, 9.99%). Each Pre-Funded Warrant contained in a Pre-Funded Unit will be exercisable for one share of Common Stock. The purchase price of each Pre-Funded Unit will equal the price per Unit being sold to the public in this offering minus $0.01, and the exercise price of each Pre-Funded Warrant included in the Pre-Funded Unit will be $0.01 per share of Common Stock. This offering also relates to the shares of Common Stock issuable upon exercise of any Pre-Funded Warrants contained in the Pre-Funded Units sold in this offering. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. Because we will issue a Warrant as part of each Unit or Pre-Funded Unit, the number of Warrants sold in this offering will not change as a result of a change in the mix of the Units and Pre-Funded Units sold.

Warrants offered by us in this offering

Warrants to purchase an aggregate of up to 669,643 shares of Series B Preferred Stock. Each Unit and each Pre-Funded Unit includes a Warrant to purchase 0.025 share of Series B Preferred Stock. Each Warrant contained in a Unit or Pre-Funded Unit has an exercise price of $         per 0.025 share of Series B Preferred Stock, will be immediately separable from the Common Stock or Pre-Funded Warrant, as the case may be, will be exercisable immediately and will expire on the 18-month anniversary of the Charter Amendment Date.

Series B Preferred Stock

This prospectus also relates to the offering of the shares of Series B Preferred Stock issuable upon the exercise of the Warrants. The Series B Preferred Stock is not convertible until the next business day after the Charter Amendment Date, starting at which time each 0.025 share of the Series B Preferred Stock is convertible into one share of Common Stock. Notwithstanding the foregoing, we shall not effect any conversion of the Series B Preferred Stock, to the extent that, after giving effect to an attempted conversion, the holder of shares of Series B Preferred Stock (together with such holder’s affiliates, and any persons acting as a group together with such holder or any of such holder’s affiliates) would beneficially own a number of shares of Common Stock in excess of 4.99% of the shares of Common Stock then outstanding after giving effect to such exercise. In the event our stockholders do not approve the Charter Amendment, the Series B Preferred Stock will not be convertible into Common Stock and the value of the Warrants and the Series B Preferred Stock may be negatively affected. For additional information, see the subsection entitled “Description of Securities We Are Offering —Series B Convertible Preferred Stock” in this prospectus.

Insider Participation

One or more of our directors have indicated interests in purchasing approximately 10% of the Units to be sold in this offering at the public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter could determine to sell more, fewer or no Units to our director(s) in this offering, or our director(s) could determine to purchase more, fewer or no Units in this offering.

Offering Price	$ per Unit $ per Pre-Funded Unit

Option to purchase additional securities

The underwriter has the option to purchase up to 4,017,857 additional shares of Common Stock at a purchase price of $       per share and/or Warrants to purchase up to an aggregate of 100,446 shares of Series B Preferred Stock at a purchase price of $0.01 per Warrant with an exercise price of $           per 0.025 share of Series B Preferred Stock, less the underwriting discounts and commissions. The underwriter may exercise its option at any time and from time to time within 30 days from the date of this prospectus.

Common stock to be outstanding after this offering

46,211,877 shares of Common Stock (assuming no sale of any Pre-Funded Units), or 50,229,734 shares of Common Stock if the underwriter exercises its option to purchase additional Units in full (assuming no sale of any

Pre-Funded Units).

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $13.4 million ($15.4 million if the underwriter’s option to purchase additional Units is exercised in full), based on an assumed public offering price per Unit of $0.56, the last reported sale price of Common Stock on the Nasdaq Capital Market on April 20, 2018, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to fund the development of our clinical and preclinical programs, for other research and development activities and for general corporate purposes, which may include capital expenditures and funding working capital needs. See “Use of Proceeds” on page 16.

Risk factors

You should read the “Risk Factors” section of this prospectus and in the documents incorporated by reference into this prospectus for a discussion of factors to consider before deciding to invest in our securities.

Listing

Common Stock is listed on the Nasdaq Capital Market under the symbol “ONTX.” We do not intend to apply for listing of the Pre-Funded Warrants, the Warrants or Series B Preferred Stock on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Pre-Funded Warrants, the Warrants or Series B Preferred Stock, and we do not expect a market to develop.

The number of shares of Common Stock outstanding after the offering is based on 19,426,163 shares outstanding as of March 31, 2018, and excludes as of such date:

•                  1,118,849 shares of Common Stock issuable upon the exercise of stock options outstanding at March 31, 2018 with a weighted average exercise price of approximately $25.00 per share;

•                  15,232,146 shares of Common Stock issuable upon the exercise of outstanding or issuable warrants at March 31, 2018 with a weighted average exercise price of approximately $1.82 per share (includes Common Stock issuable for warrants which are exercisable for our Series A Convertible Preferred Stock, which is convertible to Common Stock); to the extent the preferred stock warrant repricing described under “Underwriting – Company Lock-up Waiver Agreement” occurs, preferred stock warrants to purchase an aggregate of 994,750 shares of our Series A Convertible Preferred Stock, which are convertible into an aggregate of 9,947,500 shares of Common Stock, will be repriced, and the weighted average exercise price of all outstanding or issuable warrants at March 31, 2018 taking into account such repricing will be approximately $1.55 per share based on an assumed public offering price per Unit of $0.56, the last reported sale price of Common Stock on the Nasdaq Capital Market on April 20, 2018;

•                  0 shares of Common Stock issuable upon the conversion of our Series A Convertible Preferred Stock at March 31, 2018 (no shares of Series A Preferred Stock were issued and outstanding and 1,044,488 shares of Series A Preferred Stock were reserved for issuance upon the exercise of outstanding preferred stock warrants as of March 31, 2018);

•                  33,779 shares of Common Stock reserved for future issuance under our 2013 Equity Compensation Plan at March 31, 2018; and

•                  any additional shares of Common Stock that we may issue to Lincoln Park Capital Fund, LLC (“Lincoln Park”), pursuant to a purchase agreement we entered into on October 8, 2015, which provides that, upon the terms and subject to the conditions and limitation set forth therein, Lincoln Park is committed to purchase up to an aggregate of an additional $15 million of shares of Common Stock over the term of the purchase agreement, should we elect to sell shares to Lincoln Park.

As of April 20, 2018, the total number of our outstanding shares of Common Stock was 20,243,108.

Unless otherwise indicated, all information contained in this prospectus assumes (i) no exercises by the underwriter of its option to purchase additional securities and (ii) no sale of any Pre-Funded Warrants.

RISK FACTORS

Our business is influenced by many factors that are difficult to predict, and that involve uncertainties that may materially affect actual operating results, cash flows and financial condition. Before making an investment decision, you should carefully consider these risks, including those set forth below and those described in the “Risk Factors” section of our Annual Report on Form 10-K, as filed with the SEC on March 16, 2018, which is incorporated by reference into this prospectus, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC, and you should also carefully consider any other information we include or incorporate by reference in this prospectus.

Any of the risks we describe below or in the information incorporated herein by reference in this prospectus could cause our business, financial condition or operating results to suffer. The market price of Common Stock could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment.

Risks Associated with this Offering

Our management will have broad discretion over the use of any net proceeds from this offering, you may not agree with how we use the proceeds, and the proceeds may not be invested successfully.

Our management will have broad discretion as to the use of any net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of any proceeds from the sale of shares of our securities in this offering, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for you.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our existing securityholders, which could adversely affect the market price of shares of Common Stock and our business.

We will require additional financing to fund future operations, including expansion in current and new markets, development and acquisition, capital costs and the costs of any necessary implementation of technological innovations or alternative technologies. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current stockholders will be reduced, and the holders of the new equity securities may have rights superior to those of our existing securityholders, which could adversely affect the market price of Common Stock and the voting power of shares of Common Stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of our existing securityholders, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us which could have a materially adverse effect on our business.

You will experience immediate and substantial dilution in the net tangible book value per share of Common Stock included in the Units or issuable upon exercise of the Pre-Funded Warrants in this offering.

Since the effective price per share of Common Stock included in the Units or issuable upon exercise of the Pre-Funded Warrants being offered is substantially higher than the net tangible book deficit per share of Common Stock outstanding prior to this offering, you will suffer immediate and substantial dilution in the net tangible book value of Common Stock included in the Units or issuable upon the exercise of the Pre-Funded Warrants issued in this offering. See the section titled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase Units in this offering. To the extent outstanding stock options or warrants to purchase Common Stock are exercised, or outstanding warrants to purchase shares of our Series A Convertible Preferred Stock are exercised and the resulting shares of Series A Convertible Preferred Stock are converted into shares of Common Stock, there will be further dilution to new investors.

Our shareholders may experience significant dilution as a result of future equity offerings or issuances.

In order to raise additional capital or pursue strategic transactions, we may in the future offer, issue or sell additional shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock. We cannot assure you that we will be able to sell shares or other securities in any other transaction at a price per share or that have an exercise price or conversion price per shares that is equal to or greater than the price for the securities purchased by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell or issue additional shares of Common Stock or other securities convertible into or exchangeable for Common Stock future transactions may be higher or lower than such price.

There is no public market for the Warrants, the Pre-Funded Warrants or the Series B Preferred Stock underlying the Warrants.

There is no established public trading market for the Warrants, the Pre-Funded Warrants or the Series B Preferred Stock underlying the Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants, the Pre-Funded Warrants or the Series B Preferred Stock underlying the Warrants on any national securities exchange or other nationally recognized trading system, including The Nasdaq Capital Market. Without an active market, the liquidity of the Warrants, the Pre-Funded Warrants or the Series B Preferred Stock underlying the Warrants will be limited.

The Warrants and the Pre-Funded Warrants in this offering are speculative in nature.

Neither the Warrants nor the Pre-Funded Warrants in this offering confer any rights of Common Stock or Series B Preferred Stock ownership on its holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock or Series B Preferred Stock at a fixed price, as the case maybe, and, with respect to the Warrants, during a fixed period of time. Specifically, commencing on the date of issuance, holders of the Warrants may exercise their right to acquire Series B Preferred Stock and pay an exercise price of $            per 0.025 share of Series B Preferred Stock, subject to certain adjustments, prior to the expiration of the Warrants.

Moreover, following this offering, the market value of the Warrants and the Pre-Funded Warrants, if any, is uncertain and there can be no assurance that the market value of the Warrants or the Pre-Funded Warrants will equal or exceed their imputed offering price. Neither the Warrants nor the Pre-Funded Warrants will be listed or quoted for trading on any market or exchange.

If we do not obtain shareholder approval to increase the number of our authorized shares of common stock in an amount sufficient to issue shares to those who purchase Warrants in this offering, the Warrants included in this offering may not have any value and you could lose part or all of your investment.

We do not currently have a sufficient number of authorized shares of Common Stock to cover the shares issuable upon conversion of the Series B Preferred stock being offered by this prospectus. As a result, before the Series B Preferred Stock can become convertible, we need to receive stockholder approval of the Charter Amendment (which is an amendment to our Tenth Amended and Restated Certificate of Incorporation, as amended, to sufficiently increase our authorized shares of Common Stock to cover the conversion of all outstanding shares of Series B Preferred Stock into Common Stock). We have agreed in the underwriting agreement for this offering to use our reasonable efforts to obtain such approval within 45 days from the date of this prospectus, and we intend to seek such approval at a special meeting of stockholders or at our 2018 annual meeting of stockholders. We cannot assure you that we will be able to obtain requisite stockholder approval of the Charter Amendment. In the event our stockholders do not approve the Charter Amendment, the Series B Preferred Stock will not be convertible into Common Stock and the value of the Warrants and the Series B Preferred Stock may be negatively affected.

Sales of a significant number of shares of Common Stock in the public markets, or the perception that such sales could occur, could depress the market price of Common Stock.

Sales of a substantial number of shares of Common Stock or securities convertible or exchangeable into Common Stock in the public markets could depress the market price of Common Stock and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of Common Stock would have on the market price of Common Stock.

Upon completion of this offering, based on our shares outstanding as of March 31, 2018, we will have 46,211,877 shares of Common Stock outstanding based on the issuance and sale of 26,785,714 Units in this offering, assuming no sale of any Pre-Funded Units. Of these shares, only 1,604,207 shares are subject to a contractual lock-up with the underwriter for this offering for a period of 90 days following this offering. These shares can be sold, subject to any applicable volume limitations under federal securities laws, after the earlier of the expiration of, or release from, the 90-day lock-up period. The balance of our outstanding shares of Common Stock, including any shares of Common Stock included in the Units, and shares of Common Stock issuable upon the exercise of the Pre-Funded Warrants or issuable upon the conversion of the Series B Preferred Stock underlying the Warrants purchased in this offering, other than shares acquired by our current stockholders who are also subject to the contractual lock-up, may be resold into the public market immediately without restriction, unless owned or purchased by our affiliates. Moreover, some of the holders of Common Stock have the right, subject to specified conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders.

As of March 31, 2018, there were approximately 1,118,849 shares subject to outstanding options or that are otherwise issuable under our 2013 Equity Compensation Plan, all of which shares we have registered under the Securities Act of 1933, as amended, or the Securities Act, on a registration statement on Form S-8. These shares can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described above, to the extent applicable.

We do not intend to pay any cash dividends on Common Stock in the foreseeable future and, therefore, any return on your investment in Common Stock must come from increases in the fair market value and trading price of Common Stock.

We do not intend to pay any cash dividends on Common Stock in the foreseeable future and, therefore, any return on your investment in Common Stock must come from increases in the fair market value and trading price of Common Stock.

If we issue substantially all of our available authorized shares of Common Stock in this offering, we will not be able to issue additional shares for future capital raising transactions or strategic transactions unless we obtain stockholders’ approval to amend our certificate of incorporation to increase the number of authorized shares of Common Stock.

We have 100,000,000 authorized shares of Common Stock. As of April 20, 2018, we had 20,243,108 shares of Common Stock outstanding, 1,118,849 shares of Common Stock issuable upon the exercise of outstanding stock options, 15,232,146 shares of Common Stock issuable upon the exercise of outstanding warrants, 33,799 shares of Common Stock reserved for future issuance under our 2013 Equity Compensation Plan and 5,200,000 shares of Common Stock reserved for issuance under our effective registration statement on Form S-1 (Filed No. 333-207533) in connection with our agreement with Lincoln Park. As a result, as of April 20, 2018, we had approximately 58.2 million authorized shares of Common Stock available for issuance. If we issue substantially all of our available authorized shares of Common Stock in this offering which we expect to do, we will not be able to issue additional shares for future capital raising transactions or strategic transactions unless we obtain stockholders’ approval to amend our certificate of incorporation to increase the number of authorized shares of Common Stock. This may cause a delay in our future capital raising, collaboration, partnership or other strategic transactions, and may have a material adverse effect on our business and financial condition.

We may issue additional series of preferred stock that rank senior or equally to the Series B Preferred Stock as to dividend payments and liquidation preference.

Neither our certificate of incorporation nor the Certificate of Designation for the Series B Preferred Stock prohibits us from issuing additional series of preferred stock that would rank senior or equally to the Series B Preferred Stock as to dividend payments and liquidation preference. Our certificate of incorporation provides that we have the authority to issue up to 5,000,000 shares of preferred stock, 1,044,488 shares have been designated as Series A Convertible Preferred Stock. The Series B Preferred Stock will rank equally with the Series A Convertible Preferred Stock as to dividend payments and liquidation preference. The issuances of other series of preferred stock could have the effect of reducing the amounts available to the Series B Preferred Stock in the event of our liquidation, winding-up or dissolution. It may also reduce cash dividend payments on the Series B Preferred Stock if we do not have sufficient funds to pay dividends on all Series B Preferred Stock outstanding and outstanding parity preferred stock.

The Series B Preferred Stock will rank junior to all our liabilities to third party creditors in the event of a bankruptcy, liquidation or winding up of our assets.

In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the Series B Preferred Stock only after all our liabilities have been paid. The Series B Preferred Stock will effectively rank junior to all existing and future liabilities held by third party creditors. The terms of the Series B Preferred Stock do not restrict our ability to raise additional capital in the future through the issuance of debt. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our liabilities, to pay amounts due on any or all of the Series B Preferred Stock then outstanding.

Future issuances of preferred stock may adversely affect the market price for Common Stock.

Additional issuances and sales of preferred stock, or the perception that such issuances and sales could occur, may cause prevailing market prices for Common Stock to decline and may adversely affect our ability to raise additional capital in the financial markets at times and prices favorable to us.

We are not in compliance with the Nasdaq continued listing requirements. If we are unable to comply with the continued listing requirements of the Nasdaq Capital Market, Common Stock could be delisted, which could affect Common Stock’s market price and liquidity and reduce our ability to raise capital.

We are required to meet certain qualitative and financial tests to maintain the listing of our securities on The Nasdaq Capital Market. As previously disclosed, as of March 31, 2017, June 30, 2017, September 30, 2017 and December 31, 2017, our total stockholders’ equity was $(2.7) million, $0.4 million, $(6.1) million and $(10.9) million, respectively. As a result, we did not comply with the Nasdaq’s $2.5 million minimum stockholders’ equity requirement, nor the alternative compliance standards under Nasdaq Listing Rule 5550(b) for the continued listing of our securities on The Nasdaq Capital Market. In addition, as previously disclosed, the Nasdaq Staff notified us of the noncompliance and, after granting a grace period and reviewing our proposed plan to regain compliance, the Nasdaq Staff had determined to seek to delist our securities from Nasdaq unless we requested a hearing before a Nasdaq Hearings Panel (the “Panel”). Accordingly, we requested and had a hearing on January 18, 2018 before the Panel, which has the authority to grant us an additional extension of time to regain compliance.

On February 2, 2018, we received a letter from the Panel stating that the Panel had granted the Company an extension to April 13, 2018 to regain compliance with the continued listing requirements of the Nasdaq Capital Market, which may be accomplished by demonstrating minimum stockholders’ equity of $2.5 million or having a market value of listed securities of at least $35 million for ten consecutive trading days, as defined in Nasdaq Listing Rule 5550(b).

As of April 13, 2018, we were not able to regain compliance. On April 11, 2018, we submitted a written request to the Panel requesting an extension to May 14, 2018 to regain compliance.

On April 23, 2018, we received a letter from the Panel stating that the Panel has granted us an extension to May 14, 2018 to regain compliance.

                There is no assurance that we will regain compliance on or before May 14, 2018, and even if we do, that we will be able to maintain compliance. If we are unable to regain compliance by May 14, 2018 or maintain compliance and our securities are delisted, it could be more difficult to buy or sell our securities and to obtain accurate quotations, and the price of our securities could suffer a material decline. Delisting could also impair our ability to raise capital.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and therein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts, contained in this prospectus and the documents incorporated by reference herein regarding our strategy, future operations, financial position, future revenues, projected costs, prospects, plans and objectives of management are forward-looking statements. We may, in some cases, use terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements appear in a number of places throughout this prospectus and the documents incorporated by reference herein, and include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, our ongoing and planned preclinical development and clinical trials, the timing of and our ability to make regulatory filings and obtain and maintain regulatory approvals for our product candidates, protection of our intellectual property portfolio, the degree of clinical utility of our products, particularly in specific patient populations, our ability to develop commercial and manufacturing functions, expectations regarding clinical trial data, our results of operations, cash needs, financial condition, liquidity, prospects, growth and strategies, the industry in which we operate and the trends that may affect the industry or us.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on the economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and in documents incorporated by reference herein, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this prospectus.

Actual results could differ materially and adversely from our forward-looking statements due to a number of factors, including, without limitation, risks related to:

•                  our need for additional financing for our INSPIRE trial and other operations, and our ability to obtain sufficient funds on acceptable terms when needed, and our plans and future needs to scale back operations if adequate financing is not obtained;

•                  our ability to continue as a going concern;

•                  our estimates regarding expenses, future revenues, capital requirements and needs for additional financing;

•                  the success and timing of our preclinical studies and clinical trials, including site initiation and patient enrollment, and regulatory approval of protocols for future clinical trials;

•                  our ability to enter into, maintain and perform collaboration agreements with other pharmaceutical companies, for funding and commercialization of our clinical drug product candidates or preclinical compounds, and our ability to achieve certain milestones under those agreements;

•                  the difficulties in obtaining and maintaining regulatory approval of our product candidates, and the labeling under any approval we may obtain;

•                  our plans and ability to develop, manufacture and commercialize our product candidates;

•                  our failure to recruit or retain key scientific or management personnel or to retain our executive officers;

•                  the size and growth of the potential markets for our product candidates and our ability to serve those markets;

•                  regulatory developments in the United States and foreign countries;

•                  the rate and degree of market acceptance of any of our product candidates;

•                  obtaining and maintaining intellectual property protection for our product candidates and our proprietary technology;

•                  the successful development of our commercialization capabilities, including sales and marketing capabilities;

•                  recently enacted and future legislation and regulation regarding the healthcare system;

•                  the success of competing therapies and products that are or may become available;

•                  our ability to maintain the listing of our securities on a national securities exchange;

•                  the potential for third party disputes and litigation; and

•                  the performance of third parties, including contract research organizations and third-party manufacturers.

Any forward-looking statements that we make in this prospectus and the documents incorporated by reference herein speak only as of the date of such statement, and we undertake no obligation to update such statements whether as a result of any new information, future events, changed circumstances or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

You should also read carefully the factors described in the “Risk Factors” section of this prospectus and in documents incorporated by reference herein, to better understand the risks and uncertainties inherent in our business and underlying any forward-looking statements. As a result of these factors, we cannot assure you that the forward-looking statements in this prospectus and in documents incorporated by reference herein will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified timeframe, or at all.

We obtained the industry, market and competitive position data in this prospectus and in documents incorporated by reference herein from our own internal estimates and research as well as from industry and general publications and research surveys and studies conducted by third parties. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. We believe this data is accurate in all material respects as of the date of this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering will be approximately $13.4 million, based on an assumed public offering price per Unit of $0.56, the last reported sale price of Common Stock on the Nasdaq Capital Market on April 20, 2018, assuming the sale of 26,785,714 Units and no sale of any Pre-Funded Units in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of Warrants issued pursuant to this offering.  If the underwriter exercises its option to purchase the additional Units in full, we estimate that the net proceeds will be approximately $15.4 million, based on an assumed public offering price per Unit of $0.56, the last reported sale price of Common Stock on the Nasdaq Capital Market on April 20, 2018, assuming the sale of 30,803,571 Units and no sale of any Pre-Funded Units in this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering.

We intend to use the net proceeds from this offering to fund the development of our clinical and preclinical programs, for other research and development activities and for general corporate purposes, which may include capital expenditures and funding our working capital needs. We expect from time to time to evaluate the acquisition of businesses, products and technologies for which a portion of the net proceeds may be used, although we currently are not planning or negotiating any such transactions.

The amounts actually expended for each purpose may vary significantly depending upon numerous factors, including the amount and timing of the proceeds from this offering and progress with the clinical development of our product candidates. Expenditures will also depend upon the establishment of collaborative arrangements with other companies, the availability of additional financing and other factors. Investors will be relying on the judgment of our management regarding the application of the proceeds of any sale of shares of our securities.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds. Pending the use of the net proceeds from this offering as described above, we intend to invest the net proceeds in investment-grade, interest-bearing securities.

The actual offering price per Unit and Pre-Funded Unit, and the exercise price of the Warrants, as applicable, will be as determined by negotiation between us and the underwriter at the time of pricing, and may be at a discount to the current market price of Common Stock. These estimates exclude the proceeds, if any, from the exercise of the Warrants in this offering. If all of the Warrants sold in this offering were to be exercised in cash at an assumed exercise price of $0.56 per 0.025 share of Series B Preferred Stock, we would receive additional net proceeds of approximately $15.0 million. However, the Warrants contain a cashless exercise provision that permits exercise of the Warrants on a cashless basis (i) at any time when there is no effective registration statement under the Securities Act of 1933, as amended, covering the issuance of the underlying shares of Series B Preferred Stock or (ii) on the expiration date of the Warrant. We cannot predict when or if the Warrants will be exercised or whether they will be exercised for cash. It is possible that the Warrants may be exercised solely on a cashless basis.

A $0.25 increase or decrease in the assumed public offering price per Unit of $0.56, the last reported sale price of Common Stock on the Nasdaq Capital Market on April 20, 2018, would increase or decrease the net proceeds to us from this offering by $6.2 million, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any Pre-Funded Units, after deducting the estimated underwriter discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering.

Similarly, each increase or decrease of 1,000,000 Units offered by us would increase or decrease the net proceeds to us by approximately $0.5 million, assuming the assumed public offering price per Unit of $0.56 remains the same, assuming no sale of any Pre-Funded Units, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering.

CAPITALIZATION

The following table presents our cash, cash equivalents and capitalization, as of December 31, 2017:

•                  on an actual basis;

•                  on a pro forma basis to give effect to (i) our underwritten public offering (the “February 2018 Offering”) of 7,005,000 shares of Common Stock, pre-funded warrants to purchase 2,942,500 shares of Common Stock and preferred stock warrants to purchase 994,750 shares of our Series A Convertible Preferred Stock pursuant to an underwriting agreement between us and H.C. Wainwright & Co., LLC dated as of February 8, 2018 and (ii) subsequent exercises of pre-funded warrants to purchase 1,650,000 shares of Common Stock (together with the February 2018 Offering, the “Prior Transactions”); and

•                  on a pro forma as adjusted basis to give further effect to the sale of 26,785,714 Units in this offering at an assumed public offering price per Unit of $0.56, the last reported sale price of Common Stock on the Nasdaq Capital Market on April 20, 2018, assuming no sale of any Pre-Funded Warrants, after deducting estimated underwriting discounts and commissions and estimate offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering.

You should read this information in conjunction with our consolidated financial statements and notes thereto incorporated by reference into this prospectus.

	December 31, 2017 (unaudited)
			Pro Forma
	Actual	Pro Forma	as Adjusted
Cash and cash equivalents	$4,024,000	$12,724,000	$26,075,000

Long-term liabilities	5,864,000	5,864,000	5,864,000

Stockholders’ (deficit) equity:
Preferred stock, $0.01 par value, 5,000,000 authorized, none issued and outstanding, actual, pro forma and pro form as adjusted
Common stock, $0.01 par value, 25,000,000 authorized, 10,771,163 issued and outstanding, actual; 25,000,000 authorized, 19,426,163 shares issued and outstanding, pro forma; 100,000,000 shares authorized, 46,211,877 issued and outstanding, pro forma as adjusted (1)	108,000	194,000	462,000
Additional paid-in capital	350,514,000	359,128,000	372,211,000
Accumulated other comprehensive loss	3,000	3,000	3,000
Accumulated deficit	(362,316,000)	(362,316,000)	(362,316,000)
Total Onconova Therapeutics, Inc. stockholders’ (deficit) equity	(11,691,000)	(2,991,000)	10,360,000
Non-controlling interest	830,000	830,000	830,000
Total stockholders’ (deficit) equity	(10,861,000)	(2,161,000)	11,190,000

(1)  On March 21, 2018, we filed with the Secretary of State of the State of Delaware a Certificate of Amendment to our Tenth Amended and Restated Certificate of Incorporation, as amended to increase the number of authorized shares of our capital stock from 30,000,000 shares to 105,000,000 shares in order to increase the number of authorized shares of Common Stock 25,000,000 shares to 100,000,000 shares.

The above table is based on 10,771,163 shares of Common Stock outstanding as of December 31, 2017 and excludes:

•                  894,996 shares of Common Stock issuable upon the exercise of stock options outstanding at December 31, 2017 with a weighted average exercise price of approximately $40.41 per share;

•                  3,294,771 shares of Common Stock issuable upon the exercise of outstanding warrants at December 31, 2017 with a weighted average exercise price of approximately $5.10 per share and, on a pro forma basis giving effect to the Prior Transactions, 15,032,146 shares of Common Stock issuable upon the exercise of outstanding warrants at December 31, 2017 with a weighted average exercise price of approximately $1.83 per share (includes Common Stock issuable for warrants which are exercisable for our Series A Convertible Preferred Stock, which is convertible to Common Stock); to the extent the preferred stock warrant repricing described under “Underwriting — Company Lock-up Waiver Agreement” occurs, preferred stock warrants to purchase an aggregate of 994,750 shares of our Series A Convertible Preferred Stock, which are convertible into an aggregate of 9,947,500 shares of Common Stock, will be repriced, and the weighted average exercise price of all outstanding warrants at December 31, 2017, on a pro forma basis giving effect to the Prior Transactions, taking into account such repricing will be approximately $1.55 per share based on an assumed public offering price per Unit of $0.56, the last reported sale price of Common Stock on the Nasdaq Capital Market on April 20, 2018;

•                  57,632 shares of Common Stock reserved for future issuance under our 2013 Equity Compensation Plan at December 31, 2017; and

•                  any additional shares of Common Stock that we may issue to Lincoln Park, pursuant to a purchase agreement we entered into on October 8, 2015, which provides that, upon the terms and subject to the conditions and limitation set forth therein, Lincoln Park is committed to purchase up to an aggregate of an additional $15 million of shares of Common Stock over the term of the purchase agreement, should we elect to sell shares to Lincoln Park.

Each $0.25 increase or decrease in the assumed public offering price per Unit of $0.56, the last reported sale price of our Common Stock on the Nasdaq Capital Market on April 20, 2018, would increase or decrease the net proceeds to us from this offering by $6.2 million, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any Pre-Funded Units, after deducting the estimated underwriter discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering. We may also increase or decrease the number of Units offered in this offering. Each increase or decrease of 1,000,000 Units offered by us would increase or decrease the net proceeds to us by approximately $0.5 million, assuming the assumed public offering price per Unit of $0.56 remains the same, assuming no sale of any Pre-Funded Units, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the underwriter at pricing.

DILUTION

If you invest in Common Stock in this offering, your interest will be diluted to the extent of the difference between the effective public offering price per share of Common Stock included in the Units or issuable upon the exercise of the Pre-Funded Warrants and the pro forma as adjusted net tangible book value per share of Common Stock after this offering. As of December 31, 2017, our historical net tangible book value was $(10.9) million, or $(1.01) per share, based on 10,771,163 shares of Common Stock outstanding as of December 31, 2017. Our historical net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of shares of Common Stock outstanding as of December 31, 2017.

On a pro forma basis, after giving effect to the Prior Transactions, our net tangible book value at December 31, 2017 would have been $(2.2) million, or $(0.11) per share.

After giving further effect to our sale in this offering of 26,785,714 Units at an assumed public offering price per Unit of $0.56, the last reported sale price of Common Stock on the Nasdaq Capital Market on April 20, 2018, assuming no sale of any Pre-Funded Units in this offering, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued in this offering, our pro forma as adjusted net tangible book value as of December 31, 2017 would have been $11.2 million, or $0.24 per share. This represents an immediate increase of pro forma net tangible book value of $0.35 per share to our existing stockholders and an immediate dilution of pro forma net tangible book value of $0.32 per share to investors purchasing Units in this offering. The following table illustrates this per share dilution.

Assumed public offering price per Unit		$0.56
Historical net tangible book value (deficit) per share as of December 31, 2017	$(1.01)
Pro forma increase in net tangible book value per share attributable to the Prior Transactions	0.90
Pro forma net tangible book value per share December 31, 2017	(0.11)
Increase in pro forma net tangible book value per share attributable to investors purchasing in this offering	0.35
Pro forma as adjusted net tangible book value per share as of December 31, 2017 after this offering		0.24
Dilution per share to investors purchasing in this offering		$0.32

Each $0.25 increase or decrease in the assumed public offering price per Unit of $0.56, the last reported sale price of our Common Stock on the Nasdaq Capital Market on April 20, 2018, would increase or decrease the net proceeds to us from this offering by $6.2 million, increase or decrease our pro forma as adjusted net tangible book value per share after this offering by approximately $0.13, and increase or decrease the dilution per share to new investors purchasing in this offering by $0.12, assuming that the number of Units offered by us, as set forth on the cover page of this prospectus, remains the same, assuming no sale of any Pre-Funded Units, after deducting the estimated underwriter discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering. We may also increase or decrease the number of Units offered in this offering. Each increase or decrease of 1,000,000 Units offered by us would increase or decrease the net proceeds to us by approximately $0.5 million, increase or decrease our pro forma as adjusted net tangible book value per share after this offering by $0.01, and increase or decrease the dilution per share to new investors purchasing in this offering by $0.01, assuming the assumed public offering price per Unit of $0.56 remains the same, assuming no sale of any Pre-Funded Units, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and excluding the proceeds, if any, from the exercise of the Warrants issued pursuant to this offering. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering as determined between us and the underwriter at pricing.

If the underwriter exercises its option to purchase additional Units in full, and assuming no sale of any Pre-Funded Units in this offering, the pro forma as adjusted net tangible book value per share after this offering would be $0.26 per share, the increase in pro forma net tangible book value per share to existing stockholders would be $0.37 per share and the dilution to new investors purchasing Units in this offering would be $0.30 per share.

The above discussion and table are based on 10,771,163 shares of Common Stock outstanding as of December 31, 2017, actual, and 19,426,163 shares of Common Stock outstanding as of December 31, 2017 pro forma and exclude:

•                  894,996 shares of Common Stock issuable upon the exercise of stock options outstanding at December 31, 2017 with a weighted average exercise price of approximately $40.41 per share;

•                  3,294,771 shares of Common Stock issuable upon the exercise of outstanding warrants at December 31, 2017 with a weighted average exercise price of approximately $5.10 per share and, on a pro forma basis giving effect to the Prior Transactions, 15,032,146 shares of Common Stock issuable upon the exercise of outstanding warrants at December 31, 2017 with a weighted average exercise price of approximately $1.83 per share (includes Common Stock issuable for warrants which are exercisable for our Series A Convertible Preferred Stock, which is convertible to Common Stock); to the extent the preferred stock warrant repricing described under “Underwriting — Company Lock-up Waiver Agreement” occurs, preferred stock warrants to purchase an aggregate of 994,750 shares of our Series A Convertible Preferred Stock, which are convertible into an aggregate of 9,947,500 shares of Common Stock, will be repriced, and the weighted average exercise price of all outstanding warrants at December 31, 2017, on a pro forma basis giving effect to the Prior Transactions, taking into account such repricing will be approximately $1.55 per share based on an assumed public offering price per Unit of $0.56, the last reported sale price of Common Stock on the Nasdaq Capital Market on April 20, 2018;

•                  57,632 shares of Common Stock reserved for future issuance under our 2013 Equity Compensation Plan at December 31, 2017; and

•                  any additional shares of Common Stock that we may issue to Lincoln Park, pursuant to a purchase agreement we entered into on October 8, 2015, which provides that, upon the terms and subject to the conditions and limitation set forth therein, Lincoln Park is committed to purchase up to an aggregate of an additional $15 million of shares of Common Stock over the term of the purchase agreement, should we elect to sell shares to Lincoln Park.

To the extent that outstanding options or warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 100,000,000 shares of Common Stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of March 31, 2018, 19,426,163 shares of Common Stock, and no shares of our preferred stock, were outstanding.

Common Stock

Subject to the preferences that may be applicable to any outstanding preferred stock, holders of Common Stock are entitled to receive ratably any dividends that may be declared by our board of directors out of funds legally available for that purpose. Holders of Common Stock are entitled to one vote for each share on all matters voted on by stockholders, including the election of directors. Holders of Common Stock do not have any conversion, redemption, sinking fund or preemptive rights. In the event of our dissolution, liquidation or winding up, holders of Common Stock are entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors and the aggregate liquidation preference of any preferred stock then outstanding. The rights, preferences and privileges of the holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. All outstanding shares of Common Stock are, and any shares of Common Stock that we may issue in the future will be, fully paid and non-assessable.

We do not currently have a sufficient number of authorized shares of Common Stock to cover the shares issuable upon the conversion of Series B Preferred Stock. As a result, before any shares of Series B Preferred Stock can become convertible, we need to receive stockholder approval of the Charter Amendment to sufficiently increase our authorized shares of Common Stock to cover the conversion of all outstanding shares of Series B Preferred Stock into Common Stock. We have agreed in the underwriting agreement for this offering to use our reasonable efforts to obtain such approval within 45 days from the date of this prospectus, and we intend to seek such approval at a special meeting of stockholders or at our 2018 annual meeting of stockholders. If approved by our stockholders, we intend to file the Charter Amendment with the Secretary of State of Delaware as soon as practicable following the special meeting or the annual meeting, as the case may be, and the Charter Amendment will be effective upon such filing.

We cannot assure you that we will be able to obtain requisite stockholder approval of the Charter Amendment. If the Charter Amendment is not approved by our stockholders, our Tenth Amended and Restated Certificate of Incorporation, as amended, will continue as currently in effect. In the event our stockholders do not approve the Charter Amendment, the Series B Preferred Stock will not be convertible into Common Stock and the value of the Warrants and the Series B Preferred Stock may be negatively affected.

Preferred Stock

We may issue any class of preferred stock in any series. Our board of directors has the authority, subject to limitations prescribed under Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations and restrictions. Our board of directors can also increase or decrease the number of shares of any series, but not below the number of shares of that series then outstanding. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Common Stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and may adversely affect the market price of Common Stock and the voting and other rights of the holders of Common Stock.

Following this offering, we will have designated 1,300,000 shares of our preferred stock as Series B Convertible Preferred Stock. See “Description of Securities We Are Offering — Series B Convertible Preferred Stock” for a description of our Series B Convertible Preferred Stock.

Series A Convertible Preferred Stock

General

Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series without shareholder approval. Our Board of Directors may determine the designations, powers, preferences and the relative, participating, optional or other special rights, and any qualification, limitations and restrictions, of each series of preferred stock. Our Board of Directors has designated 1,044,488 shares of preferred stock as Series A Convertible Preferred Stock, which we refer to herein as the Series A Preferred Stock. As of March 31, 2018, there were no shares of preferred stock outstanding.

Rank

The Series A Preferred Stock ranks (1) on parity with Common Stock on an “as converted” basis, (2) senior to any series of our capital stock hereafter created specifically ranking by its terms junior to the Series A Preferred Stock, (3) on parity with any series of our capital stock hereafter created specifically ranking by its terms on parity with the Series A Preferred Stock, and (4) junior to any series of our capital stock hereafter created specifically ranking by its terms senior to the Series A Preferred Stock in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntary or involuntary.

Conversion

Each 0.1 share of the Series A Preferred Stock is convertible into one (1) share of Common Stock, provided that the holder will be prohibited from converting Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, the holder would own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock, or, at the election of a holder, together with its affiliates, would own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock. The conversion rate of the Series A Preferred Stock is subject to proportionate adjustments for stock splits, reverse stock splits and similar events, but is not subject to adjustment based on price anti-dilution provisions.

Dividends

In addition to stock dividends or distributions for which proportionate adjustments will be made, holders of Series A Preferred Stock are entitled to receive dividends on shares of Series A Preferred Stock equal, on an as-if-converted-to-common-stock basis, to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends are payable on shares of Series A Preferred Stock.

Voting Rights

Except as provided in the Certificate of Designation or as otherwise required by law, the holders of Series A Preferred Stock will have no voting rights. However, we may not, without the consent of holders of a majority of the outstanding shares of Series A Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, increase the number of authorized shares of Series A Preferred Stock, or enter into any agreement with respect to the foregoing.

Liquidation Rights

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series A Preferred Stock are entitled to receive, pari passu with the holders of Common Stock, out of the assets available for distribution to stockholders an amount equal to such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately before such liquidation, dissolution or winding up, without giving effect to any limitation on conversion as a result of the Beneficial Ownership Limitation, as described below.

Beneficial Ownership Limitation

We may not effect any conversion of the Series A Preferred Stock, and a holder does not have the right to convert any portion of the Series A Preferred Stock to the extent that, after giving effect to the conversion set forth in a notice of conversion such holder would beneficially own in excess of the Beneficial Ownership Limitation, or such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or affiliates, would beneficially own in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” is 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series A Preferred Stock held by the applicable holder. A holder may, with 61 days prior notice to us, elect to increase or decrease the Beneficial Ownership Limitation; provided, however, that in no event may either the holder Beneficial Ownership Limitation or the affiliate Beneficial Ownership Limitation be 9.99% or greater.

Exchange Listing

Our Series A Preferred Stock is not listed on the Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system. Our Common Stock issuable upon conversion of the Series A Preferred Stock is listed on the Nasdaq Capital Market.

Failure to Deliver Conversion Shares.

If we fail to timely deliver shares of Common Stock upon conversion of the Series A Preferred Stock (the “Conversion Shares”) within the time period specified in the Certificate of Designation (within three trading days after delivery of the notice of conversion, or any shorter standard settlement period in effect with respect to trading market on the date notice is delivered), and if the holder has not exercised its Buy-In rights as described below with respect to such shares, then we are obligated to pay to the holder, as liquidated damages, an amount equal to $50 per trading day (increasing to $100 per trading day after the third trading day and $200 per trading day after the tenth trading day) for each $5,000 of Conversion Shares for which the Series A Preferred Stock converted which are not timely delivered. If we make such liquidated damages payments, we are not also obligated to make Buy-In payments with respect to the same Conversion Shares.

Compensation for Buy-In on Failure to Timely Deliver Shares

If we fail to timely deliver the Conversion Shares to the holder, and if after the required delivery date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder or its brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the holder of the Conversion Shares which the holder anticipated receiving upon such conversion or exercise (a “Buy-In”), then we are obligated to (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, minus any amounts paid to the holder by us as liquidated damages for late delivery of such shares, exceeds (y) the amount obtained by multiplying (1) the number of Conversion Shares that we were required to deliver times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the Series A Preferred Stock and equivalent number of Conversion Shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the holder the number of shares of Common Stock that would have been issued had we timely complied with its conversion and delivery obligations.

Subsequent Rights Offerings; Pro Rata Distributions

If we grant, issue or sell any Common Stock equivalents pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then a holder of Series A Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon conversion of the Series A Preferred Stock (without regard to any limitations on conversion). If we declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, then a holder of Series A Preferred Stock is entitled to participate in such distribution to the same extent as if the holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series A Preferred Stock (without regard to any limitations on conversion).

Fundamental Transaction

If, at any time while the Series A Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Series A Preferred Stock Fundamental Transaction”), then the Series A Preferred Stock automatically converts and the holder will receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Series A Preferred Stock Fundamental Transaction (without regard to the Beneficial Ownership Limitation), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Series A Preferred Stock Alternate Consideration”) receivable as a result of such Series A Preferred Stock Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series A Preferred Stock is convertible immediately prior to such Series A Preferred Stock Fundamental Transaction (without regard to the Beneficial Ownership Limitation). For purposes of any such conversion, the determination of the conversion ratio will be appropriately adjusted to apply to such Series A Preferred Stock Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Series A Preferred Stock Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Series A Preferred Stock Fundamental Transaction, then the holder will be given the same choice as to the Series A Preferred Stock Alternate Consideration it receives upon automatic conversion of the Series A Preferred Stock following such Fundamental Transaction.

Delaware Anti-Takeover Law and Provisions in Our Certificate of Incorporation and Bylaws

Delaware Anti-Takeover Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•      prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•      upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or

•      at or subsequent to the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 662/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 defines a “business combination” to include:

•      any merger or consolidation involving the corporation and the interested stockholder;

•      any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 10% or more of the assets of the corporation to or with the interested stockholder;

•      subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•      subject to exceptions, any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•      the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any person that is:

•      the owner of 15% or more of the outstanding voting stock of the corporation;

•      stock of the corporation at any time within three years immediately prior to the affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting relevant date; or

•      the affiliates and associates of the above.

Under specific circumstances, Section 203 makes it more difficult for an “interested stockholder” to effect various business combinations with a corporation for a three-year period, although the stockholders may, by adopting an amendment to the corporation’s certificate of incorporation or bylaws, elect not to be governed by this section, effective 12 months after adoption.

Our certificate of incorporation and bylaws do not exclude us from the restrictions of Section 203. We anticipate that the provisions of Section 203 might encourage companies interested in acquiring us to negotiate in advance with our board of directors since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder.

Certificate of Incorporation and Bylaws

Provisions of our certificate of incorporation and bylaws may delay or discourage transactions involving an actual or potential change of control or change in our management, including transactions in which stockholders might otherwise receive a premium for their shares, or transactions that our stockholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of Common Stock. Among other things, our certificate of incorporation and bylaws will:

•      permit our board of directors to issue up to 5,000,000 shares of preferred stock, with any rights, preferences and privileges as they may designate;

•      provide that all vacancies on our board of directors, including as a result of newly created directorships, may, except as otherwise required by law, be filled by the affirmative vote of a majority of directors then in office, even if less than a quorum;

•      require that any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and not be taken by written consent;

•      provide that stockholders seeking to present proposals before a meeting of stockholders or to nominate candidates for election as directors at a meeting of stockholders must provide advance notice in writing, and also specify requirements as to the form and content of a stockholder’s notice;

•      not provide for cumulative voting rights, thereby allowing the holders of a majority of the shares of Common Stock entitled to vote in any election of directors to elect all of the directors standing for election; and

•      provide that special meetings of our stockholders may be called only by the board of directors or by such person or persons requested by a majority of the board of directors to call such meetings.

Transfer Agent

The transfer agent and registrar for Common Stock is EQ Shareowner Services.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ONTX.”

DESCRIPTION OF SECURITIES WE ARE OFFERING

We are offering (i) up to 26,785,714 Units, each Unit consisting of one share of Common Stock and one Warrant to purchase 0.025 share of Series B Preferred Stock, or (ii) up to 26,785,714 Pre-Funded Units, each Pre-Funded Unit consisting of one Pre-Funded Warrant to purchase one share of Common Stock and one Warrant to purchase 0.025 share of Series B Preferred Stock. For each Pre-Funded Unit we sell, the number of Units we are offering will be decreased on a one-for-one basis. The share of Common Stock and accompanying Warrant included in each Unit will be issued separately, and the Pre-Funded Warrant to purchase one share of Common Stock and the accompanying Warrant included in each Pre-Funded Unit will be issued separately. Units or Pre-Funded Units will not be issued or certificated. We are also registering the shares of Common Stock included in the Units and the shares of Common Stock issuable from time to time upon exercise of the Pre-Funded Warrants included in the Pre-Funded Units, the Warrants included in the Units and the Pre-Funded Units offered hereby, the Pre-Funded Warrants included in the Pre-Funded Units and the shares of Series B Preferred Stock issuable upon conversion of the Warrants.

Common Stock

The material terms and provisions of Common Stock and each other class of our securities which qualifies or limits Common Stock are described under the caption “Description of Capital Stock” in this prospectus.

Series B Convertible Preferred Stock

General

Our Board of Directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series without shareholder approval. Our Board of Directors may determine the designations, powers, preferences and the relative, participating, optional or other special rights, and any qualification, limitations and restrictions, of each series of preferred stock. In February 2018 our Board of Directors designated 1,044,488 shares of preferred stock as Series A Convertible Preferred Stock.  As of April 20, 2018, there were no shares of preferred stock outstanding.

Our Board of Directors has designated 1,300,000 shares of preferred stock as Series B Convertible Preferred Stock, which we refer to herein as the Series B Preferred Stock.

Rank

The Series B Preferred Stock ranks (1) on parity with Common Stock on an “as converted” basis, (2) senior to any series of our capital stock hereafter created specifically ranking by its terms junior to the Series B Preferred Stock, (3) on parity with Series A Preferred Stock and any series of our capital stock hereafter created specifically ranking by its terms on parity with the Series B Preferred Stock, and (4) junior to any series of our capital stock hereafter created specifically ranking by its terms senior to the Series B Preferred Stock in each case, as to dividends or distributions of assets upon our liquidation, dissolution or winding up whether voluntary or involuntary.

Conversion

We do not currently have a sufficient number of authorized shares of Common Stock to cover the shares issuable upon the conversion of Series B Preferred Stock. As a result, before any shares of Series B Preferred Stock can become convertible, we need to receive stockholder approval of the Charter Amendment to sufficiently increase our authorized shares of Common Stock to cover the conversion of all outstanding shares of Series B Preferred Stock into Common Stock. We have agreed in the underwriting agreement for this offering to use our reasonable efforts to obtain such approval within 45 days from the date of this prospectus, and we intend to seek such approval at a special meeting of stockholders or at our 2018 annual meeting of stockholders. We cannot assure you that we will be able to obtain requisite stockholder approval of the Charter Amendment. Series B Preferred Stock is not convertible until the next business day after the Charter Amendment Date (which is the date on which we publicly announce through the filing of a Current Report on Form 8-K that the Charter Amendment has been filed with the Secretary of State of the State of Delaware), starting at which time each 0.025 share of the Series B Preferred Stock is convertible into one (1) share of Common Stock, provided that the holder will be prohibited from converting Series B Preferred Stock into shares of Common Stock if, as a result of such conversion, the holder would own more than 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, or, at the election of a holder, together with its affiliates, would own more than 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock. The conversion rate of the Series B Preferred Stock is subject to proportionate adjustments for stock splits, reverse stock splits and similar events, but is not subject to adjustment based on price anti-dilution provisions. In the event our stockholders do not approve the Charter Amendment, the Series B Preferred Stock will not be convertible into Common Stock and the value of Series B Preferred Stock may be negatively affected.

Dividends

In addition to stock dividends or distributions for which proportionate adjustments will be made, holders of Series B Preferred Stock are entitled to receive dividends on shares of Series B Preferred Stock equal, on an as-if-converted-to-common-stock basis, to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends are payable on shares of Series B Preferred Stock.

Voting Rights

Except as provided in the Certificate of Designation or as otherwise required by law, the holders of Series B Preferred Stock will have no voting rights. However, we may not, without the consent of holders of a majority of the outstanding shares of Series B Preferred Stock, alter or change adversely the powers, preferences or rights given to the Series B Preferred Stock, increase the number of authorized shares of Series B Preferred Stock, or enter into any agreement with respect to the foregoing.

Liquidation Rights

Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, the holders of Series B Preferred Stock are entitled to receive, pari passu with the holders of Common Stock, out of the assets available for distribution to stockholders an amount equal to such amount per share as would have been payable had all shares of Series B Preferred Stock been converted into Common Stock immediately before such liquidation, dissolution or winding up, without giving effect to any limitation on conversion as a result of the Beneficial Ownership Limitation, as described below.

Beneficial Ownership Limitation

We may not effect any conversion of the Series B Preferred Stock, and a holder does not have the right to convert any portion of the Series B Preferred Stock to the extent that, after giving effect to the conversion set forth in a notice of conversion such holder would beneficially own in excess of the Beneficial Ownership Limitation, or such holder, together with such holder’s affiliates, and any persons acting as a group together with such holder or affiliates, would beneficially own in excess of the Beneficial Ownership Limitation. The “Beneficial Ownership Limitation” is 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series B Preferred Stock held by the applicable holder. A holder may, with 61 days prior notice to us, elect to increase or decrease the Beneficial Ownership Limitation; provided, however, that in no event may either the holder Beneficial Ownership Limitation or the affiliate Beneficial Ownership Limitation be 9.99% or greater.

Exchange Listing

We do not plan on making an application to list the shares of Series B Preferred Stock on the Nasdaq Capital Market, any national securities exchange or other nationally recognized trading system. Our Common Stock issuable upon conversion of the Series B Preferred Stock is listed on the Nasdaq Capital Market.

Failure to Deliver Conversion Shares.

If we fail to timely deliver shares of Common Stock upon conversion of the Series B Preferred Stock (the “Conversion Shares”) within the time period specified in the Certificate of Designation (within three trading days after delivery of the notice of conversion, or any shorter standard settlement period in effect with respect to trading market on the date notice is delivered), and if the holder has not exercised its Buy-In rights as described below with respect to such shares, then we are obligated to pay to the holder, as liquidated damages, an amount equal to $50 per trading day (increasing to $100 per trading day after the third trading day and $200 per trading day after the tenth trading day) for each $5,000 of Conversion Shares for which the Series B Preferred Stock converted which are not timely delivered. If we make such liquidated damages payments, we are not also obligated to make Buy-In payments with respect to the same Conversion Shares.

Compensation for Buy-In on Failure to Timely Deliver Shares

If we fail to timely deliver the Conversion Shares to the holder, and if after the required delivery date the holder is required by its broker to purchase (in an open market transaction or otherwise) or the holder or its brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the holder of the Conversion Shares which the holder anticipated receiving upon such conversion or exercise (a “Buy-In”), then we are obligated to (A) pay in cash to the holder the amount, if any, by which (x) the holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased, minus any amounts paid to the holder by us as liquidated damages for late delivery of such shares, exceeds (y) the amount obtained by multiplying (1) the number of Conversion Shares that we were required to deliver times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of the holder, either reinstate the portion of the Series B Preferred Stock and equivalent number of Conversion Shares for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to the holder the number of shares of Common Stock that would have been issued had we timely complied with its conversion and delivery obligations.

Subsequent Rights Offerings; Pro Rata Distributions

If we grant, issue or sell any Common Stock equivalents pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then a holder of Series B Preferred Stock will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon conversion of the Series B Preferred Stock (without regard to any limitations on conversion). If we declare or make any dividend or other distribution of its assets (or rights to acquire its assets) to holders of Common Stock, then a holder of Series B Preferred Stock is entitled to participate in such distribution to the same extent as if the holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Stock (without regard to any limitations on conversion).

Fundamental Transaction

If, at any time while the Series B Preferred Stock is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another person whereby such other person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other person or other persons making or party to, or associated or affiliated with the other persons making or party to, such stock or share purchase agreement or other business combination) (each a “Series B Preferred Stock Fundamental Transaction”), then the Series B Preferred Stock automatically converts and the holder will receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Series B Preferred Stock Fundamental Transaction (without regard to the Beneficial Ownership Limitation), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Series B Preferred Stock Alternate Consideration”) receivable as a result of such Series B Preferred Stock Fundamental Transaction by a holder of the number of shares of Common Stock for which the Series B Preferred Stock is convertible immediately prior to such Series B Preferred Stock Fundamental Transaction (without regard to the Beneficial Ownership Limitation). For purposes of any such conversion, the determination of the conversion ratio will be appropriately adjusted to apply to such Series B Preferred Stock Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Series B Preferred Stock Fundamental Transaction. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Series B Preferred Stock Fundamental Transaction, then the holder will be given the same choice as to the Series B Preferred Stock Alternate Consideration it receives upon automatic conversion of the Series B Preferred Stock following such Fundamental Transaction.

The Warrants

The following is a summary of all material terms and provisions of the Warrants that are being offered hereby, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price

Each Warrant offered hereby will have an exercise price equal to $     per 0.025 share of Series B Preferred Stock. The Warrants will be immediately exercisable and may be exercised until the 18-month anniversary of the Charter Amendment Date, at which time they will be automatically exercised on a cashless basis. The exercise price and number of shares of Series B Preferred Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting Series B Preferred Stock and the exercise price. The Warrants will be issued separately from the Common Stock or Pre-Funded Warrants sold as part of the Units or Pre-Funded Units, respectively, and may be transferred separately immediately thereafter. Warrants will be issued in certificated form only.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Series B Preferred Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of Series B Preferred Stock underlying the Warrants under the Securities Act is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Series B Preferred Stock determined according to a formula set forth in the Warrant. The Warrants will be automatically exercised on a cashless basis on the expiration date.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of Common Stock, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that the holder would have received upon such holder’s exercise of the Warrant into shares of Series B Preferred Stock and the conversion of such shares of Series B Preferred Stock to shares of Common Stock (without giving effect to any limitation on conversion as a result of the Series B Preferred Stock Beneficial Ownership Limitation) immediately prior to the occurrence of such fundamental transaction, the number of shares of common stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the holder would have received upon such holder’s exercise of the Warrant into shares of Series B Preferred Stock and the conversion of such shares of Series B Preferred Stock to shares of Common Stock (without giving effect to any limitation on conversion as a result of the Series B Preferred Stock Beneficial Ownership Limitation) immediately prior to the occurrence of such fundamental transaction.

Transferability

Subject to applicable laws and a standard legend with regard to restriction on transfer only in compliance with a public offering or an available exemption therefrom, the Warrant may be transferred at the option of the holder upon surrender of the Warrant to us together with the appropriate instruments of transfer.

No Listing

There is no established trading market for the Warrants, and we do not expect an active trading market to develop. We do not intend to apply to list the Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Warrants or by virtue of the holder’s ownership of shares of Series B Preferred Stock, such holder of Warrants does not have the rights or privileges of a holder of Series B Preferred Stock, including any voting rights, until such holder exercises such holder’s Warrants.

Waivers and Amendments

No term of the Warrants may be amended or waived without the written consent of the holder of such warrant.

Pre-Funded Warrants

The following is a summary of all material terms and provisions of the Pre-Funded Warrants that are being offered hereby, the form of which has been filed as an exhibit to the registration statement of which this prospectus is a part. Prospective investors should carefully review the terms and provisions of the form of Pre-Funded Warrant for a complete description of the terms and conditions of the Pre-Funded Warrants.

Pre-funded warrants provide any purchaser in this offering with the ability to purchase Pre-Funded Units (each Pre-Funded Unit consisting of one Pre-Funded Warrant to purchase one share of Common Stock and one Warrant to purchase 0.025 share of Series B Preferred Stock) in lieu of Units that would otherwise result in the purchaser’s beneficial ownership exceeding 4.99% of our outstanding Common Stock (or, at the election of the purchaser, 9.99%). This is accomplished through purchasing Pre-Funded Warrants at a price equal to the purchase price for Units, less $0.01, which $0.01 is the exercise price for the Pre-Funded Warrants. Each Pre-Funded Warrant is exercisable into one share of Common Stock as offered hereunder. Thus, the purchaser is paying essentially the purchase price for a Unit at closing of the offering but is not deemed to beneficially own the shares of Common Stock included in the Units until the purchaser exercises the Pre-Funded Warrant. Once purchased, the purchase price of the Pre-Funded Warrants is not refundable. While the Pre-Funded Warrants permit waiver of provisions by us and the holder of the Pre-Funded Warrants, this would not affect the pre-funding as that is the purchase price of the instrument which is paid at the time of closing and becomes part of our proceeds received from this offering. In addition, the Pre-Funded Warrants are perpetual and do not have an expiration date.

Duration and Exercise Price

Each Pre-Funded Warrant will have an outstanding exercise price per share equal to $0.01. The Pre-Funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-Funded Warrants are exercised in full. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting Common Stock and the exercise price. The Pre-Funded Warrants will be issued separately from the accompanying Warrants included in the Pre-Funded Units, and may be transferred separately immediately thereafter.

Exercisability

The Pre-Funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Pre-Funded Warrant to the extent that the holder would own more than 4.99% of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding Common Stock after exercising the holder’s Pre-Funded Warrants up to 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-Funded Warrants. Purchasers of Pre-Funded Units in this offering may also elect prior to the issuance of the Pre-Funded Warrants to have the initial exercise limitation set at 9.99% of our outstanding Common Stock.

Cashless Exercise

If, at the time a holder exercises its Pre-Funded Warrants, there is no effective registration statement registering, or the prospectus contained therein is not available for an issuance of the shares of Common Stock underlying the Pre-Funded Warrants to the holder, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to exercise its Pre-Funded Warrants on a cashless basis and receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Pre-Funded Warrant.

Fundamental Transactions

In the event of any fundamental transaction, as described in the Pre-Funded Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, or reclassification of Common Stock, then upon any subsequent exercise of a Pre-Funded Warrant, the holder will have the right to receive as alternative consideration, for each share of Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable upon or as a result of such transaction by a holder of the number of shares of Common Stock for which the Pre-Funded Warrant is exercisable immediately prior to such event.

Transferability

Subject to applicable laws, a Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the Pre-Funded Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the Pre-Funded Warrants. Rather, the number of shares of Common Stock to be issued will be rounded up to the nearest whole number.

Trading Market

There is no established trading market for the Pre-Funded Warrants on any securities exchange or nationally recognized trading system, and we do not expect an active trading market to develop. We do not intend to list the

Pre-Funded Warrants on any securities exchange or other trading market. Without a trading market, the liquidity of the Pre-Funded Warrants will be extremely limited.

Right as a Stockholder

Except as otherwise provided in the Pre-Funded Warrants or by virtue of the holder’s ownership of shares of Common Stock, such holder of Pre-Funded Warrants does not have the rights or privileges of a holder of Common Stock, including any voting rights, until such holder exercises such holder’s Pre-Funded Warrants.

UNDERWRITING

We have entered into an underwriting agreement dated                    , 2018, with H.C. Wainwright & Co., LLC as the sole book-running manager of this offering. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriter and the underwriter has agreed to purchase from us, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The public offering price shown on the cover page of this prospectus was determined by negotiation between us and the underwriter at the time of pricing, and may be at a discount to the current market price.

A copy of the underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The shares we are offering are being offered by the underwriter subject to certain conditions specified in the underwriting agreement.

We have been advised by the underwriter that it proposes to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriter to securities dealers will be sold at the public offering price less a selling concession not in excess of $            per share.

The underwriting agreement provides that the underwriter’s obligation to purchase the securities we are offering is subject to conditions contained in the underwriting agreement. The underwriter is obligated to purchase and pay for all of the securities offered by this prospectus.

No action has been taken by us or the underwriter that would permit a public offering of our securities in any jurisdiction where action for that purpose is required. None of the securities included in this offering may be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sales of any of the securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to this offering of the securities and the distribution of this prospectus. This prospectus is neither an offer to sell nor a solicitation of any offer to buy the securities in any jurisdiction where that would not be permitted or legal.

The underwriter has advised us that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

Underwriting Discounts, Commissions and Expenses

We have agreed to pay an underwriter discount equal to 8% of the aggregate gross proceeds raised in this offering.

The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriter’s option to purchase additional securities.

Total
	Per Unit	Per Pre-Funded Unit	Without Option Exercise	With Full Option Exercise
Public offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

We estimate the total expenses payable by us for this offering to be approximately $1.6 million, which amount includes (i) an assumed underwriting discounts and commissions of $1.1 million ($1.2 million if the underwriter’s option to purchase additional securities is exercised in full) based upon the assumed public offering price per Unit of $0.56 (the last reported sale price of Common Stock on the Nasdaq Capital Market on April 20, 2018), (ii) an assumed management fee in the amount of $150,000 which represents 1.0% of the assumed aggregate offering price,

(iii) $50,000 non-accountable expense allowance payable to the underwriter, (iv) reimbursement of the accountable expenses of the underwriter equal to $110,000 (none of which has been paid in advance), including the legal fees of the underwriter being paid by us, and (v) other estimated expenses of approximately $289,000 which include legal, accounting, printing costs and various fees associated with the registration and listing of our shares.

Right of First Refusal

We have also granted the underwriter, for a period of 10 months from the closing date of this offering, a right of first refusal to act as sole book-running manager for each and every future public or private equity or debt offering by us or any of our successors or subsidiaries. We have also agreed to a tail fee equal to the cash and warrant compensation in this offering if any investor to which the underwriter introduced us with respect to this offering during the term of its engagement provides us with further capital in a public or private offering or capital raising transaction, with certain exceptions, during the 6-month period following termination of our engagement of the underwriter.

Option to Purchase Additional Securities

We have granted the underwriter the option to purchase up to 4,017,857 additional shares of Common Stock at a purchase price of $      per share and/or Warrants to purchase up to an aggregate of 100,446 shares of Series B Preferred Stock at a purchase price of $0.01 per Warrant with an exercise price of $            per 0.025 share of Series B Preferred Stock, less the underwriting discounts and commissions. The underwriter may exercise its option at any time and from time to time within 30 days from the date of this prospectus. If any additional securities are purchased pursuant to the option, the underwriter will offer these securities on the same terms as those on which the other securities are being offered hereby.

Listing

Common Stock is currently traded on the Nasdaq Capital Market under the symbol “ONTX.” On April 20, 2018, the last reported sale price of Common Stock was $0.56 per share.  We do not intend to apply for listing of the Pre-Funded Warrants, the Warrants or the Series B Preferred Stock on any securities exchange or other nationally recognized trading system. There is no established public trading market for the Pre-Funded Warrants, the Warrants or the Series B Preferred Stock, and we do not expect a market to develop.

Lock-up Agreements

Our officers and directors and certain of our stockholders have agreed with the underwriter to be subject to a lock-up period of 90 days following the date of this prospectus. This means that, during the applicable lock-up period, such persons may not offer for sale, contract to sell, sell, distribute, grant any option, right or warrant to purchase, pledge, hypothecate or otherwise dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, shares of Common Stock. Certain limited transfers are permitted during the lock-up period if the transferee agrees to these lock-up restrictions. We have also agreed in the underwriting agreement, subject to certain exceptions, to similar lock-up restrictions on the issuance and sale of our securities for 90 days following the closing of this offering. The underwriter may, in its sole discretion and without notice, waive the terms of any of these lock-up agreements.

Insider Participation

One or more of our directors have indicated interests in purchasing approximately 10% of the Units to be sold in this offering at the public offering price and on the same terms as the other purchasers in this offering. However, because indications of interest are not binding agreements or commitments to purchase, the underwriter could determine to sell more, fewer or no Units to our director(s) in this offering, or our director(s) could determine to purchase more, fewer or no Units in this offering.

Company Lock-Up Waiver Agreement

In connection with our underwritten public offering of securities closed on February 12, 2018 (the “February 2018 Offering”), we agreed to certain restrictions (the “Company Lock-Up”) set forth in Section 5(j) of the Underwriting Agreement dated as of February 8, 2018 (the “February 2018 Underwriting Agreement”) between us and H.C. Wainwright & Co., LLC, as the underwriter for the February 2018 Offering.  Under the Company Lock-Up, during a period of one hundred and thirty-five (135) days from February 8, 2018, we will not, without the prior written consent of H.C. Wainwright & Co., LLC, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, or announce the issuance or proposed issuance of, any Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise, subject to certain exceptions.

In connection with this offering, on April 16, 2018, we entered into a Lock-Up Waiver Agreement (the “Lock-Up Waiver Agreement”) with H.C. Wainwright & Co., LLC and certain holders of the Company’s preferred stock warrants issued in the February 2018 Offering (the “Preferred Stock Warrants”), pursuant to which (i) H.C. Wainwright & Co., LLC waived the Company Lock-Up solely with respect to this offering, and (ii) we agree to reduce the exercise price of the Preferred Stock Warrants such that the exercise price of the Preferred Stock Warrants shall be equal to 105% of the public offering price of Common Stock sold in this offering (but only to the extent that such public offering price is lower than the current exercise price of the Preferred Stock Warrants) and that such repricing shall be effective concurrently with the closing of this offering.

Stabilization, Short Positions and Penalty Bids

The underwriter may engage in syndicate covering transactions, stabilizing transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of Common Stock:

• Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Such a naked short position would be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

• Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

• Penalty bids permit the underwriter to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These syndicate covering transactions, stabilizing transactions and penalty bids may have the effect of raising or maintaining the market prices of our securities or preventing or retarding a decline in the market prices of our securities. As a result, the price of Common Stock may be higher than the price that might otherwise exist in the open market. Neither we nor the underwriter make any representation or prediction as to the effect that the transactions described above may have on the price of Common Stock. These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or on any other trading market and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter also may engage in passive market making transactions in Common Stock in accordance with Regulation M during a period before the commencement of offers or sales of shares of Common Stock in this offering and extending through the completion of the distribution. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for that security. However, if all independent bids are lowered below the passive market maker’s bid that bid must then be lowered when specific purchase limits are exceeded. Passive market making may stabilize the market price of the securities at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of our securities. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transactions, once commenced, will not be discontinued without notice.

Indemnification

We have agreed to indemnify the underwriter against certain liabilities, including certain liabilities arising under the Securities Act, or to contribute to payments that the underwriter may be required to make for these liabilities.

Other Relationships

The underwriter and its respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter has received, or may in the future receive, customary fees and commissions for these transactions. The underwriter of this offering also acted as underwriter in our offering consummated in February 2018, for which it received compensation.

EXPERTS

The consolidated financial statements of Onconova Therapeutics, Inc. at December 31, 2017 and 2016, and for the years then ended, appearing in our Annual Report (Form 10-K) for the year ended December 31, 2017 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph describing conditions that raise substantial doubt about the Company’s ability to continue as a going concern as described in Note 1 to the consolidated financial statements) included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the securities being offered by this prospectus will be passed upon by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania. The underwriter is being represented in connection with this offering by Lowenstein Sandler LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy and information statements and other information with the SEC. Our SEC filings, including the registration statement, are available to the public from the SEC’s website at www.sec.gov. To receive copies of public records not posted to the SEC’s website at prescribed rates, you may complete an online form at www.sec.gov, send a fax to (202) 772-9337 or submit a written request to the SEC, Office of FOIA/PA Operations, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information.

We also make available free of charge on our website, www.onconova.com, all materials that we file electronically with the SEC, including our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, Section 16 reports and amendments to those reports as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. Information contained on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:

•                  Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that we filed with the SEC on March 16, 2018, as amended by Amendment No.1 thereto filed with the SEC on April 25, 2018;

•      Our definitive proxy statement for our 2018 Special Meeting of Stockholders filed with the SEC on February 28, 2018;

•                  Our Current Reports on Form 8-K filed with the SEC on January 17, 2018, January 30, 2018, February 6, 2018, February 8, 2018, March 8, 2018, March 22, 2018, April 19, 2018 and April 23, 2018;

•                  The description of Common Stock contained in our registration statement on Form 8-A filed on July 23, 2013 (Registration no. 001-36020) with the SEC, including any amendment or report filed for the purpose of updating such description; and

•                  All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before we terminate the offering under this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus but not delivered with this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from us, at no cost, by writing or telephoning us at: Onconova Therapeutics, Inc., 375 Pheasant Run, Newtown, Pennsylvania, 18940, (267) 759-3680, Attention: Suzanne Hutchinson.

The most recent information that we file with the SEC automatically updates and supersedes older information. The information contained in any such filing will be deemed to be a part of this prospectus, commencing on the date on which the filing is made.

Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future Current Report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this prospectus.

Onconova Therapeutics, Inc.

Up to 26,785,714 Units (each Unit contains one Share of Common Stock and one Warrant to purchase 0.025 share of Series B Convertible Preferred Stock

Up to 26,785,714 Pre-Funded Units (each Pre-Funded Unit contains one Pre-Funded Warrant to purchase one Share of Common Stock and one Warrant to purchase 0.025 share of Series B Convertible Preferred Stock)

(Up to 669,643 shares of Series B Convertible Preferred Stock Underlying the Warrants) and

(Up to 26,785,714 Shares of Common Stock Underlying the Pre-Funded Warrants)

PROSPECTUS

Sole Book-Running Manager

H.C. Wainwright & Co.

                       , 2018

PART II

Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following is a statement of estimated expenses in connection with the issuance and distribution of the securities being registered, excluding dealer-manager fees. All expenses incurred with respect to the registration of the Common Stock will be borne by us. All amounts are estimates except the SEC registration fee, the FINRA filing fee and the Nasdaq listing of additional shares notification fee.

Amount to be Paid
SEC Registration Fee	$4,429
FINRA Filing Fee	5,675
Nasdaq Fee	5,000
Printing Expenses	30,000
Legal Fees and Expenses	150,000
Accounting Fees and Expenses	53,000
Transfer Agent Fees and Expenses	20,000
Miscellaneous Expenses	20,614

Total	$288,718

Item 14. Indemnification of Directors and Officers.

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of such person as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director has actually and reasonably incurred. Our certificate of incorporation and bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any:

•                  transaction from which the director derives an improper personal benefit;

•                  act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•                  unlawful payment of dividends or redemption of shares; or

•                  breach of a director’s duty of loyalty to the corporation or its stockholders.

Our certificate of incorporation includes such a provision. Expenses incurred by any officer or director in defending any such action, suit or proceeding in advance of its final disposition shall be paid by us upon delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified by us.

As permitted by the Delaware General Corporation Law, we have entered into indemnification agreements with our directors and executive officers. These agreements, among other things, require us to indemnify each director and officer to the fullest extent permitted by law and advance expenses to each indemnitee in connection with any proceeding in which indemnification is available.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities.

On April 4, 2018, the Company sold 816,945 shares of Common Stock to Pint Pharma GmbH for $1,250,000 in connection with the Company’s License, Development and Commercialization Agreement with Pint Pharma International SA and the related Securities Purchase Agreement with Pint Pharma GmbH.  The sale of such shares was not registered under the Securities Act because it was made in a transaction exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder.

On March 26, 2018, the Company agreed to issue to World Wide Holdings, LLC d/b/a Invictus Resources (“Invictus”), in connection with that certain Master Services Agreement between the Company and Invictus, warrants for Common Stock.  The warrants issuable as of March 26, 2018 are exercisable for (i) 75,000 shares of Common Stock at a price of $0.94 per share of Common Stock and (ii) 125,000 shares of Common Stock at a price of $1.41 per share of Common Stock.  The sale of such securities to Invictus was not registered under the Securities Act because it was made in a transaction exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder.

On February 12, 2018, the Company issued warrants to H.C. Wainwright & Co., LLC as additional underwriter compensation in connection with an underwritten offering of securities of the Company.  These warrants are exercisable for 49,737.5 shares of Series A Preferred Stock, which are convertible into 497,375 shares of Common Stock subject to the terms of the Series A Preferred Stock. These warrants have an exercise price of $1.2625 per 0.1 share of Series A Preferred Stock.  The sale of such securities to H.C. Wainwright & Co., LLC was not registered under the Securities Act because it was made in a transaction exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder.

On October 8, 2015, the Company entered into the Purchase Agreement with Lincoln Park, pursuant to which the Company has the right to sell to, and Lincoln Park is obligated to purchase from the Company, up to $16.5 million in shares of the Company’s Common Stock, subject to certain limitations, from time to time, over the 36-month period commencing on the date that this registration statement is declared effective by the SEC and a final prospectus in connection therewith is filed. On October 8, 2015, Lincoln Park purchased 846,755 shares of the

Company’s Common Stock for a total purchase price of $1,500,000 as an initial purchase under the Purchase Agreement and the Company issued 200,000 shares of Common Stock pursuant to the terms of the Purchase Agreement as consideration for its commitment to purchase additional shares of Common Stock under the Purchase Agreement. The sale of such shares to Lincoln Park was not registered under the Securities Act because it was made in a transaction exempt from registration under Section 4(a)(2) of the Securities Act and/or Rule 506 promulgated thereunder.

On January 5, 2016, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an institutional investor (the “Investor”) providing for the issuance and sale by the Company of 1,936,842 shares of the Company’s Common Stock at a purchase price of $0.95 per share and warrants to purchase 968,421 shares of the Company’s Common Stock (the “Private Placement Warrants”) for aggregate gross proceeds of $1,840,000. The shares of the Company’s Common Stock were offered pursuant to an effective shelf registration statement on Form S-3, declared effective by the SEC on November 20, 2014 (File No. 333-199219). The Private Placement Warrants were issued and sold without registration under the Securities Act in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and/or Regulation D promulgated thereunder and in reliance upon similar exemptions under applicable state laws. Each Private Placement Warrant shall be initially exercisable on the six (6) month anniversary of the issuance date at an exercise price equal to $1.15 per share of Common Stock, subject to customary adjustments, and have a term of exercise of five (5) years from the initial exercise date. H.C. Wainwright & Co., LLC acted as the Company’s exclusive placement agent for the issuance and sale of the shares of Common Stock and Private Placement Warrants, and was paid a cash fee equal to 7.5% of the gross proceeds received by the Company from the sale of the securities in the transactions and was reimbursed by the Company for up to $50,000 in expenses.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b) Financial statement schedules

All schedules have been omitted because either they are not required, are not applicable or the information is otherwise set forth in the financial statements and related notes thereto.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

Provided, however, that Paragraphs (1)(i), (1)(ii) and (1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)                                 That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)                                     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii)                                  Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)                               The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)                              Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)                                 For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)                                 For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit
Number	Exhibit Description
1.1	Form of Underwriting Agreement

3.1	Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 30, 2013).

3.2	Amended and Restated Bylaws of Onconova Therapeutics, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on July 30, 2013).

3.3

Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc. (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on May 31, 2016).

3.4	Certificate of Designation of Series A Convertible Preferred Stock (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on February 8, 2018).

3.5

Certificate of Amendment to Tenth Amended and Restated Certificate of Incorporation of Onconova Therapeutics, Inc., as amended (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 22, 2018).

3.6	Certificate of Designation of Series B Convertible Preferred Stock

4.1	Form of Certificate of Common Stock (Incorporated by reference to Exhibit 4.1 to Pre-Effective Amendment No. 1 the Company’s Registration Statement on Form S-1 filed on July 11, 2013).

4.2

Eighth Amended and Restated Stockholders’ Agreement, effective as of July 27, 2012, by and among Onconova Therapeutics, Inc. and certain stockholders named therein (Incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 1 to the Company’s Registration Statement on Form S-1 filed on July 11, 2013).

4.3

Amendment No. 1 to Eighth Amended and Restated Stockholders’ Agreement, effective as of July 9, 2013 (Incorporated by reference to Exhibit 4.2 to Pre-Effective Amendment No. 1 the Company’s Registration Statement on Form S-1 filed on July 11, 2013).

4.4

Form of Warrant Certificate issued pursuant to Warrant Agreement, dated as of July 27, 2016, by and between Onconova Therapeutics, Inc. and Wells Fargo Bank, N.A., as Warrant Agent (Incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q filed on August 15, 2016).

4.5

Warrant Agreement, dated as of July 27, 2016, by and between Onconova Therapeutics, Inc. and Wells Fargo Bank, N.A., as Warrant Agent (Incorporated by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q filed on August 15, 2016).

4.6	Form of Pre-Funded Warrants issued as of July 27, 2016 (Incorporated by reference to Exhibit 4.3 to the Company’s Quarterly Report on Form 10-Q filed on August 15, 2016).

4.7	Form of Underwriter Warrant issued as of February 12, 2018 (Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on February 8, 2018).

4.8	Form of Preferred Stock Warrant issued as of February 12, 2018 (Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on February 8, 2018).

4.9	Form of Pre-Funded Warrant issued as of February 12, 2018 (Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on February 8, 2018).

4.10	Form of Warrant

4.11	Form of Pre-Funded Warrant

5.1	Opinion of Morgan, Lewis & Bockius LLP

10.1*

Development and License Agreement, effective as of September 19, 2012, by and between Onconova Therapeutics, Inc. and Baxter Healthcare SA (Incorporated by reference to Exhibit 10.1 to Pre-Effective Amendment No. 2 the Company’s Registration Statement on Form S-1 filed on July 18, 2013).

10.2*

License Agreement, effective as of July 5, 2011, by and between Onconova Therapeutics, Inc. and SymBio Pharmaceuticals Limited (Incorporated by reference to Exhibit 10.2 to Pre-Effective Amendment No. 2 the Company’s Registration Statement on Form S-1 filed on July 18, 2013).

10.3*

First Amendment to License Agreement, effective as of September 2, 2011, by and between Onconova Therapeutics, Inc. and SymBio Pharmaceuticals Limited (Incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed on June 14, 2013).

10.4*

License Agreement, effective as of January 1, 1999, by and between Onconova Therapeutics, Inc. and Temple University—Of The Commonwealth System of Higher Education (Incorporated by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 filed on June 14, 2013).

10.5*

Amendment to License Agreement, effective as of September 1, 2000, by and between Temple University—Of The Commonwealth System of Higher Education and Onconova Therapeutics, Inc. (Incorporated by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 filed on June 14, 2013).

10.6*

Amendments to Exclusive License Agreement, effective as of March 21, 2013, by and between Temple University—Of The Commonwealth System of Higher Education and Onconova Therapeutics, Inc. (Incorporated by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 filed on June 14, 2013).

10.7*

Limited Liability Company Agreement of GBO, LLC, dated as of December 12, 2012, by and between Onconova Therapeutics, Inc. and GVK Biosciences Private Limited (Incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 filed on June 14, 2013).

10.8

Onconova Therapeutics, Inc. 2007 Equity Compensation Plan, and forms of agreement thereunder (Incorporated by reference to Exhibit 10.13 to Pre-Effective Amendment No. 1 the Company’s Registration Statement on Form S-1 filed on July 11, 2013).

10.9

Employment Agreement, effective as of July 1, 2015, by and between Onconova Therapeutics, Inc. and Ramesh Kumar, Ph.D. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 8, 2015).

10.10

Letter Agreement, effective as of January 1, 2016, by and between Onconova Therapeutics, Inc. and Ramesh Kumar, Ph.D. (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 17, 2016).

10.11	Amended and Restated Employment Agreement, effective as of July 1, 2015, by and between Onconova Therapeutics, Inc. and Thomas McKearn, M.D., Ph.D. (Incorporated by reference to

Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on July 8, 2015).

10.12

Amended and Restated Employment Agreement, effective as of July 1, 2015, by and between Onconova Therapeutics, Inc. and Ajay Bansal. (Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on July 8, 2015).

10.13

Consulting Agreement, effective as of January 1, 2012, by and between Onconova Therapeutics, Inc. and E. Premkumar Reddy, Ph.D., including Consultant Agreement Renewal, dated February 27, 2013 (Incorporated by reference to Exhibit 10.23 to the Company’s Registration Statement on Form S-1 filed on June 14, 2013).

10.14

Form of Indemnification Agreement entered into by and between Onconova Therapeutics, Inc. and each director and executive officer (Incorporated by reference to Exhibit 10.24 to Pre-Effective Amendment No. 1 the Company’s Registration Statement on Form S-1 filed on July 11, 2013).

10.15

Onconova Therapeutics, Inc. 2013 Equity Compensation Plan, and forms of agreement thereunder (Incorporated by reference to Exhibit 10.25 to Pre-Effective Amendment No. 1 the Company’s Registration Statement on Form S-1 filed on July 11, 2013).

10.16

Onconova Therapeutics, Inc. 2013 Performance Bonus Plan (Incorporated by reference to Exhibit 10.26 to Pre-Effective Amendment No. 1 the Company’s Registration Statement on Form S-1 filed on July 11, 2013).

10.17

Employment Agreement, effective as of July 1, 2015, by and between Onconova Therapeutics, Inc. and Dr. Manoj Manair (Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on July 8, 2015).

10.18

Employment Agreement, effective as of July 1, 2015, by and between Onconova Therapeutics, Inc. and Mark Guerin (Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on February 17, 2016).

10.19

Amended and Restated Employment Agreement, effective as of July 1, 2015, by and between Onconova Therapeutics, Inc. and Steven M. Fruchtman, M.D. (Incorporated by reference to Exhibit 10.5 to the Company’s Quarterly Report on Form 10-Q filed on August 13, 2015).

10.20

Purchase Agreement between Onconova Therapeutics, Inc. and Lincoln Park Capital Fund, LLC, dated October 8, 2015 (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on October 8, 2015).

10.21

Dealer-Manager Agreement dated July 7, 2016, between Onconova Therapeutics, Inc. and Maxim Group LLC (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on July 13, 2016).

10.22

At Market Issuance Sales Agreement, dated December 5, 2016, between Onconova Therapeutics, Inc. and FBR Capital Markets & Co. (Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on December 5, 2016).

10.23

Letter Agreement, effective as of January 1, 2017, by and between Onconova Therapeutics, Inc. and Ramesh Kumar, Ph.D. (Incorporated by reference to Exhibit 10.27 to the Company’s Annual Report on Form 10-K filed on March 29,2017).

21.1	Subsidiaries of Onconova Therapeutics, Inc. (Incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed on March 16,2018).

23.1	Consent of Ernst & Young, LLP.

23.2	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1**	Power of Attorney (included on the signature page).

*          Confidential treatment has been requested with respect to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

** Previously filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newtown, Pennsylvania on April 25, 2018.

Onconova Therapeutics, Inc.

By:	/s/ RAMESH KUMAR, PH.D
	Name:	Ramesh Kumar, Ph.D
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on April 25, 2018.

	Name	Title

	/s/ RAMESH KUMAR, PH.D.	Director, President and Chief Executive Officer (Principal
	Ramesh Kumar, Ph.D.	Executive Officer)

	/s/ MARK GUERIN	Chief Financial Officer (Principal Financial Officer and Principal
	Mark Guerin	Accounting Officer)

	*	Director
Henry S. Bienen, Ph.D.

	*	Director
Jerome E. Groopman, M.D.

	*	Chairman, Board of Directors
Michael B. Hoffman

	*	Director
James J. Marino

	*	Director
Viren Mehta, Pharm.D

	*	Director
E. Premkumar Reddy, Ph.D

	*	Director
Jack E. Stover

*By:	/s/ Ramesh Kumar, Ph.D.
Name: Ramesh Kumar, Ph.D., Attorney-in-Fact